Exhibit 2.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG

                          VALLEY FORGE SCIENTIFIC CORP.
                                ("Valley Forge"),


                       SYNERGETICS ACQUISITION CORPORATION
                                 ("MergerSub"),

                                       AND

                                SYNERGETICS, INC.
                                 ("Synergetics")




                                dated May 2, 2005

                                TABLE OF CONTENTS
                                -----------------

1.       Definitions                                                         2

2.       Basic Transaction                                                   6
         (a)      The Merger                                                 6
         (b)      The Closing                                                7
         (c)      Actions at the Closing                                     7
         (d)      Effect of Merger                                           7

3.       Disposition of Synergetics Shares                                   9
         (a)      Conversion of Synergetics Shares                           9
         (b)      Exchange of Certificates                                   9
         (c)      Lost, Mislaid, Stolen or Destroyed Certificates           10
         (d)      Dissenting Shares                                         10
         (e)      Fractional Shares                                         10
         (f)      Options                                                   10
         (g)      Restrictions on Sale of Valley Forge Shares               11
         (h)      Conversion of MergerSub Shares                            12

4.       Representations, Warranties, Covenants and Agreements of
          Synergetics                                                       12
         (a)      Organization, Qualification and Corporate Power           12
         (b)      Capitalization                                            12
         (c)      Authorization of Transaction                              13
         (d)      Non-contravention                                         13
         (e)      Brokers' Fees                                             13
         (f)      Tangible Assets                                           14
         (g)      Financial Statements                                      14
         (h)      Synergetics Disclosure Binder                             14
         (i)      Absence of Material Changes                               14
         (j)      Undisclosed Liabilities                                   16
         (k)      Permits, Licenses and Legal Compliance                    16
         (l)      Tax Matters                                               17
         (m)      Real Property                                             18
         (n)      Intellectual Property                                     19
         (o)      Bank Accounts                                             20
         (p)      Inventory                                                 20
         (q)      Contracts                                                 20
         (r)      Notes and Accounts Receivable                             21
         (s)      Powers of Attorney                                        21
         (t)      Insurance                                                 21
         (u)      Litigation                                                22
         (v)      Product Warranty                                          22
         (w)      Product Liability                                         23

         (x)      Employees                                                 23
         (y)      Employee Benefits                                         23
         (z)      Guaranties                                                23
         (aa)     Environment, Health, and Safety                           24
         (ab)     Certain Business Relationships with Affiliates            24
         (ac)     Subsidiaries                                              25
         (ad)     Disclosure                                                25
         (ae)     Internal Controls; Information Provided                   26

5.       Representations, Warranties, Covenants and Agreements of the
          MergerSub and Valley Forge                                        26
         (a)      Organization, Qualification and Corporate Power           27
         (b)      Capitalization                                            27
         (c)      The MergerSub's Status                                    27
         (d)      Authorization of Transaction                              27
         (e)      Non-contravention                                         28
         (f)      Brokers' Fees                                             28
         (g)      Tangible Assets                                           28
         (h)      Financial Statements                                      29
         (i)      Valley Forge Disclosure Binder                            29
         (j)      Absence of Material Changes                               29
         (k)      Undisclosed Liabilities                                   31
         (l)      Permits, Licenses and Legal Compliance                    31
         (m)      Tax Matters                                               32
         (n)      Real Property                                             33
         (o)      Intellectual Property                                     34
         (p)      Bank Accounts                                             34
         (q)      Inventory                                                 35
         (r)      Contracts                                                 35
         (s)      Notes and Accounts Receivable                             36
         (t)      Powers of Attorney                                        36
         (u)      Insurance                                                 36
         (v)      Litigation                                                37
         (w)      Product Warranty                                          37
         (x)      Product Liability                                         37
         (y)      Employees                                                 38
         (z)      Employee Benefits                                         38
         (aa)     Guaranties                                                38
         (ab)     Environment, Health and Safety                            38
         (ac)     Certain Business Relationships With Affiliates            39
         (ad)     Subsidiaries                                              39
         (ae)     Disclosure                                                40
         (af)     SEC Reports; Internal Controls; Information Provided      40

6.       Covenants Relating to Conduct of Business                          42
         (a)      Covenants of Valley Forge                                 42
         (b)      Covenants of Synergetics                                  45
         (c)      Control of the other Party's Business                     48

7.       Additional Agreements                                              48
         (a)      Preparation of Proxy Statement; S-4 Registration
                  Statement; Valley Forge Shareholders Meeting
                  and Registration Expenses                                 48
         (b)      Reasonable Best Efforts                                   49
         (c)      Fees and Expenses                                         49
         (d)      Directors' and Officers' Indemnification and Insurance    50
         (e)      Public Announcements                                      50
         (f)      Assignment of Mails Trademark                             51
         (g)      Supermajority Director Voting Requirements                51
         (h)      Section 16 Matters                                        51
         (i)      Nasdaq Listing                                            52
         (j)      Affiliate Letters                                         52
         (k)      Access to Information                                     52

8.       Conditions Precedent                                               52
         (a)      Conditions Precedent to Each Party's Obligation to Effect
                  the Merger                                                52
         (b)      Additional Conditions to the Obligations of Valley Forge
                  and the MergerSub                                         53
         (c)      Additional Conditions to the Obligation of Synergetics    54

9.       Items to be Delivered at Closing                                   55
         (a)      Items to be Delivered by Synergetics                      55
         (b)      Items to be Delivered by Valley Forge and/or the
                  MergerSub                                                 56

10.      Break-up Fee                                                       57

11.      Termination                                                        58

12.      Miscellaneous                                                      59
         (a)      No Third Party Beneficiaries                              59
         (b)      Entire Agreement                                          59
         (c)      Succession and Assignment                                 59
         (d)      Counterparts                                              59
         (e)      Headings                                                  59
         (f)      Notices                                                   59
         (g)      Governing Law                                             61
         (h)      Amendments and Waivers                                    61
         (i)      Severability                                              61
         (j)      Construction                                              61
         (k)      Incorporation of Exhibits and Schedules                   62
         (l)      Arbitration                                               62
         (m)      Future Assurances                                         62

Exhibit "A"       Certificate of Merger
Exhibit "B"       Shareholders' Agreement
Exhibit "C"       Synergetics Voting Agreement
Exhibit "D"       Valley Forge Voting Agreement
Exhibit "E"       Valley Forge & Leonard Malis Option Agreement
Exhibit "F"       Form of Affiliate Letter
Exhibit "G"       Form of Employment Agreement
Exhibit "H"       Form of Synergetics Opinion
Exhibit "I"       Form of Valley Forge Opinion
Exhibit "J"       New Synergetics Stock Option Plan

Synergetics Disclosure Binder--Exceptions to Representations and Warranties

Valley Forge Disclosure Binder--Exceptions to Representations and Warranties

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is entered into this 2nd day of May, 2005, by and among SYNERGETICS ACQUISITION CORPORATION, a Delaware corporation (the "MergerSub"), VALLEY FORGE SCIENTIFIC CORP., a Pennsylvania corporation and corporate parent of the MergerSub ("Valley Forge"), and SYNERGETICS, INC., a Missouri corporation ("Synergetics"). MergerSub, Valley Forge, and Synergetics are sometimes hereinafter referred to individually as a "Party" or collectively as "Parties."

         WHEREAS, the Board of Directors of the MergerSub, Valley Forge and Synergetics have each approved the merger of MergerSub with and into the Synergetics in a transaction intended to qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"), under the terms and conditions set forth herein.

         NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the representations, warranties, and mutual covenants herein contained, the Parties agree as follows.

         1.       Definitions.
                  -----------

                  "Additional Valley Forge Shares" shall mean 612,000 Valley Forge Shares to be delivered by Valley Forge to the Synergetics shareholders as part of the Synergetics Merger Consideration.

                  "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

                  "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

                  "Certificate of Merger" has the meaning set forth in Section 2(c) below.

                  "Closing" has the meaning set forth in Section 2(b) below.

                  "Closing Date" has the meaning set forth in Section 2(b) below.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Confidential Information" means any information concerning the businesses and affairs of Synergetics, its Subsidiaries and its Affiliates and/or Valley Forge, its Subsidiaries and its Affiliates, if any, that is not already generally available to the public.

                  "Delaware General Corporation Law" means the General Corporation Law of the State of Delaware, as amended.

                  "Effective Date" has the meaning set forth in Section 2(d)(i) below.

                  "Employee Benefit Plan" means any (a) non-qualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multi-employer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

                  "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

                  "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

                  "Environmental, Health and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of federal, state, local and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases, of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or waste.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

                  "Fiduciary" has the meaning set forth in ERISA Sec. 3(21)

                  "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

                  "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuance, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, logos, and trade names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith; (c) all copyrightable works, all copyrights and all applications, registrations, and renewals in connection therewith; (d) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, bills of materials, customer and supplier lists, pricing and cost information and business and marketing plans and proposals; (e) all computer software (including data and related documentation); (f) all other proprietary rights; and (g) all copies and tangible embodiments thereof, in whatsoever form or medium.

                  "IRS" means the Internal Revenue Service.

                  "Knowledge" means (i) with respect to Synergetics, the actual knowledge of the individuals listed in Section 1 of the Synergetics Disclosure Binder and (ii) with respect to Valley Forge and Merger Sub, the actual knowledge of the individuals listed in Section 1 of the Valley Forge Disclosure Binder, in each case after reasonable investigation.

                  "Liability" means any liability of Synergetics, Valley Forge or the MergerSub arising from the conduct of their respective business on or prior to the Closing Date (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes and reasonable costs incurred in securing attorney, accounting or other professional services.

                  "Material Adverse Effect" means any event which would reasonably be expected to, individually or in the aggregate, result in a material adverse effect on the business, assets, financial condition or results of operations of either the MergerSub, Valley Forge or Synergetics.

                  "Merger" has the meaning set forth in Section 2(a) below.

                  "MergerSub Share" means any share of Common Stock, $0.01 par value per share, of the MergerSub.

                  "Most Recent Synergetics Fiscal Year End" has the meaning set forth in Section 4(g).

                  "Most Recent Synergetics Fiscal Month End" has the meaning set forth in Section 4(g).

                  "New Synergetics" has the meaning set forth in Section 2(c) below.

                  "New Synergetics Share" means any share of the Common Stock, no par value per share, of Valley Forge following the Effective Date.

                  "Option" shall mean each option to purchase or acquire Synergetics' Shares, whether issued by Synergetics pursuant to the Option Plan or otherwise.

                  "Option Plan" shall mean the Synergetics, Inc. Incentive Stock Option Plan.

                  "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

                  "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

                  "Prohibited Transaction" has the meaning set forth in ERISA Sec. 406 and Code Sec. 4975.

                  "Proxy Statement/Prospectus" has the meaning set forth in
Section 7(a)(i) below.

                  "Reportable Event" has the meaning set forth in ERISA Sec.
4043.

                  "Requisite MergerSub Stockholder Approval" means the affirmative vote of Valley Forge as the sole holder of MergerSub Shares in favor of this Agreement and the Merger.

                  "Requisite Synergetics Stockholder Approval" means the affirmative vote of the holders of at least two-thirds of the issued and outstanding Synergetics Shares in favor of this Agreement and the Merger and the exercise of dissenters rights by the holders of not more than 4.9% of the issued and outstanding Synergetics Shares.

                  "Requisite Valley Forge Stockholder Approval" means the affirmative vote of the holders of at least a majority of the issued and outstanding Valley Forge Shares in favor of this Agreement and the Merger and the exercise of dissenters rights by the holders of not more than 4.9% of the issued and outstanding Valley Forge Shares.

                  "SEC" means the Securities and Exchange Commission.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Tax not yet due and payable or for Tax that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                  "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                  "Surviving Corporation" has the meaning set forth in Section 2(a) below.

                  "Synergetics Disclosure Binder" means that certain disclosure binder provided by Synergetics to Valley Forge and the MergerSub and certified by Synergetics to be true, accurate and complete in all material respects.

                  "Synergetics Share" means any share of the Common Stock, $0.01 2/3 par value per share, of Synergetics.

                  "Synergetics Voting Agreement" has meaning set forth in
Section 4(c) below.

                  "Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, mercantile license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Tax under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or any other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Tax, including any amendment thereof and any schedule or attachment thereto.

                  "Transfer Agent" means American Stock Transfer & Trust
Company.

                  "Valley Forge Disclosure Binder" means that certain disclosure binder provided by Valley Forge to Synergetics and certified by Valley Forge to be true, accurate and complete in all material respects.

                  "Valley Forge Share" means any share of the Common Stock, no par value per share, of Valley Forge.

                  "Valley Forge Voting Agreement" has the meaning set forth in
Section 5(d) below.

         2.       Basic Transaction.
                  -----------------

         (a) The Merger. On and subject to the terms and conditions of this Agreement, MergerSub (the "Merger") will merge with and into Synergetics at the Effective Date. Synergetics shall be the only corporation surviving the Merger (the "Surviving Corporation").

         (b) The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Valley Forge, 136 Green Tree Road, Suite 100, Oaks, Pennsylvania 19456-1179, or at such other place as may be mutually agreeable to the Parties, commencing at 10:00 a.m. local time (or such other time as may be mutually agreeable to the Parties) on the date one (1) business day after the satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby other than the conditions that by their terms are to be satisfied on the Closing Date, or such other date as may be mutually agreeable to the Parties (the "Closing Date").

         (c) Actions at the Closing. At the Closing the following shall occur: (i) Valley Forge will undertake a F Reorganization in accordance with
Section 368(a)(1)(F) of the Code resulting in its reincorporation in the State of Delaware (the "Reincorporation") and change its corporate name to "Synergetics, Inc." (following the Closing Valley Forge will be sometimes hereinafter referred to as "New Synergetics"); (ii) Synergetics will deliver to the MergerSub and Valley Forge the various certificates, instruments, and documents referred to in Section 9(a) below; (iii) the MergerSub and Valley Forge will deliver to Synergetics the various certificates, instruments, and documents referred to in Section 9(b) below; (iv) the MergerSub and Synergetics will file with the Secretaries of State of the State of Delaware and the State of Missouri a Certificate of Merger in the form attached hereto as

(the "Certificate of Merger"); and (v) the Parties shall take any and all other actions consistent with this Agreement so as to effectuate the Closing, including, but not limited to, changing the ticker symbol of New Synergetics.

         (d)      Effect of Merger.
                  ----------------

                  (i) General. The Merger shall become effective at the time (the "Effective Date") MergerSub and Synergetics file the Certificate of Merger with the Secretary of State of the State of Missouri. The Merger shall have the effect set forth in the General and Business Corporations Law of Missouri. Upon the consummation of the Merger, the franchises and all the property, real, personal and mixed, causes of action and every other asset of MergerSub shall vest in the Surviving Corporation without further act or deed. The Surviving Corporation may, at any time after the Effective Date, take any action (including executing and delivering any document) in the name and on behalf of MergerSub in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (ii) Certificate of Incorporation. The Certificate of Incorporation of Synergetics in effect at and as of the Effective Date, a copy of which is contained in Section 2(d)(ii) of the Synergetics Disclosure Binder, will remain the Certificate of Incorporation of the Surviving Corporation without any modification or amendment in the Merger except as provided for by the Certificate of Merger.

                  (iii) Bylaws. Except as set forth below, the Bylaws of Synergetics in effect at and as of the date this Agreement is executed, a copy of which is contained in Section 2(d)(iii) of the Synergetics Disclosure Binder, will remain the Bylaws of the Surviving Corporation without any modification or amendment in the Merger. Upon the Closing Date, the Parties shall take all corporate action necessary to amend the New Synergetics ByLaws (or in the event the Reincorporation does not occur for any reason, the Valley Forge ByLaws) to include the supermajority Board of Director voting provisions detailed in
Section 7(g) herein below.

                  (iv) Directors and Officers. From and after the date this Agreement is executed until the Closing Date, (i) the directors of the MergerSub shall be the directors of Valley Forge and (ii) the officers of the MergerSub shall be the officers of Valley Forge. Valley Forge hereby agrees to take all actions necessary for the Board of Directors of New Synergetics to be comprised of the individuals specified below this Section 2(d)(iv) (each a "Director" and collectively the "Directors") effective immediately upon consummation of the Merger. The Board of Directors of Valley Forge shall take all actions necessary to appoint Jerry L. Malis as Executive Vice President and Chief Scientific Officer, Kurt W. Gampp, Jr. as the Chief Operating Officer and Gregg D. Scheller as the Chief Executive Officer and President of New Synergetics to be effective upon and as of the Effective Date. Upon execution of this Agreement, Valley Forge and certain of its shareholders shall become parties to the Valley Forge Voting Agreement (as defined below) pursuant to which such shareholders shall take all corporate action necessary, including, but not limited to, the affirmative vote of all their respective Valley Forge Shares, to cause the New Synergetics Board of Directors (effective upon consummation of the Merger) to consist of seven (7) members divided by the Board of Directors into three (3) classes with three year staggered terms with the term of office of the Class "A" directors expiring at the annual meeting of the New Synergetics shareholders in 2006, (the "2006 Meeting") the term of office of the Class "B" directors expiring at the annual meeting of the New Synergetics shareholders in 2007 and the term of office of the Class "C" directors expiring at the annual meeting of the New Synergetics shareholders in 2008. On the Closing Date, the members of the New Synergetics Board of Directors shall be as follows: (i) Class "A" directors shall be Larry Cardinale and Robert Dick; (ii) Class "B" directors shall be Juanita Hinshaw and an independent individual who shall be designated and approved as set forth below before the filing of the Proxy Statement/Prospectus and is willing and able to serve, possessing relevant experience in the medical product industry to be nominated by Valley Forge's Nominating Committee and approved by the Valley Forge Board of Directors, and subject to the consent of the Board of Directors of Synergetics, which consent shall not be unreasonably withheld or delayed; and (iii) Class "C" directors shall be Jerry L. Malis, Gregg D. Scheller and Kurt W. Gampp, Jr. The Parties agree that effective immediately upon consummation of the Merger, the composition of the Board of Directors of the Surviving Corporation shall be identical to the composition of the Board of Directors of New Synergetics. Subject to compliance with applicable law, the Parties shall use their best efforts to cause the New Synergetics Board of Directors to elect independent members of the New Synergetics Board of Directors to each of the Audit Committee, the Compensation Committee and the Nominating Committee of New Synergetics so that such committees are constitute as described in Section 8(c)(viii). The Parties' further agree that the Nominating Committee of New Synergetics shall, subject to the approval a majority of the members of the Board of Directors of New Synergetics, designate two nominees to be elected at the 2006 Meeting.

                  (v) Final Tax Returns. New Synergetics shall prepare final tax returns for Synergetics (including amended returns and any claims for refunds) and information reports in accordance with GAAP and pay any Tax due as reflected on such tax returns.

         3.       Disposition of Synergetics Shares.
                  ---------------------------------

         (a) Conversion of Synergetics Shares. At and as of the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof:

                  (i) The holders of issued and outstanding Synergetics Shares shall be entitled to receive, in the aggregate, such number of Valley Forge Shares as is equal to the result obtained by (A) dividing (x) the issued and outstanding Valley Forge Shares as of the date hereof (7,913,712 shares) by
(y) 0.34 minus (B) the issued and outstanding Valley Forge Shares as of the date hereof (7,913,712 shares) plus (C) the Additional Valley Forge Shares (collectively, the "Synergetics Merger Consideration"). Each outstanding Synergetics Share shall be converted into the right to receive such number of Valley Forge Shares as is equal to the quotient determined by dividing the Synergetics Merger Consideration by the then issued and outstanding Synergetics Shares.

                  (ii) All Synergetics Shares held by Synergetics as treasury shares, if any, shall be cancelled.

                  (iii) After the Effective Date, there shall be no transfers on the stock transfer books of Synergetics of shares that were outstanding immediately prior to the Effective Date. If, after the Effective Date, any Certificates (as defined below) are presented to Synergetics for transfer, they shall be canceled and exchanged for the Synergetics Merger Consideration as described in Section 3(a) hereof.

         (b) Exchange of Certificates. Promptly on or after the Effective Date, New Synergetics shall cause the Transfer Agent to mail to each holder of record of Synergetics Shares as of the Effective Date the Transmittal Form (as defined below) which shall specify that each Synergetics shareholder may surrender to the Transfer Agent all outstanding certificates, which immediately prior to the Effective Date represented Synergetics Shares (the "Certificate" or "Certificates") in exchange for the Synergetics Merger Consideration. Delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Transfer Agent. Upon surrender to the Transfer Agent of a Certificate and a duly executed and properly completed Transmittal Form, the Certificate so surrendered shall forthwith be canceled. Promptly thereafter, Valley Forge agrees to deliver, or cause to be delivered, the Synergetics Merger Consideration to each Synergetics shareholder along with such other transmittal materials that Valley Forge and the Transfer Agent reasonably determines is necessary or appropriate (the "Transmittal Form"). From the Effective Date until surrender in accordance with the provisions of this
Section 3(c), each Certificate shall represent, for all purposes, only the right to receive a share of the Synergetics Merger Consideration provided in Section 3(a) and any dividends or other distributions payable thereon.

         (c) Lost, Mislaid, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Valley Forge shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shareholder's share of the Synergetics Merger Consideration as may be required pursuant to
Section 3(a); provided, however, that Valley Forge may, in its sole and unfettered discretion and as a condition precedent to such issuance, require the owner of such lost, stolen or destroyed Certificate(s) to deliver an indemnity, reasonably acceptable to Valley Forge, against any claim that may be made against Valley Forge or the MergerSub with respect to the Certificate(s) alleged to have been lost, stolen or destroyed.

         (d) Dissenting Shares. To the extent that the availability of appraisal rights are mandated under the General and Business Corporations Law of Missouri, Synergetic Shares that have not been voted for adoption of the Merger and with respect to which appraisal rights have been properly demanded in accordance with the General and Business Corporations Law of Missouri (the "Dissenting Shares") shall not be converted pursuant to this Article 3 at or after the Effective Date unless and until the holder of such Dissenting Shares becomes ineligible for such appraisal rights. If a holder of Dissenting Shares becomes ineligible for appraisal, then, as of the Effective Date or the date such Dissenting Shares become ineligible for appraisal rights, whichever occurs later, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted pursuant to this Article 3 (subject to all of the rights and obligations of the Synergetics shareholders hereunder). Synergetics shall immediately give Valley Forge and the MergerSub notice of any demand for appraisal rights in connection with the Merger and Valley Forge and the MergerSub shall have the right to participate in all negotiations and proceedings with respect to any such demands at its sole cost and expense. Synergetics shall not, except with the prior written consent of Valley Forge and the MergerSub, voluntarily make any payment with respect to, or settle or offer to settle, any such demand.

         (e) Fractional Shares. No certificates or scrip representing fractional Valley Forge Shares shall be issued to former Synergetics shareholders upon the surrender for exchange of Certificates, and such former Synergetics shareholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of Valley Forge with respect to any fractional Valley Forge Shares that would have otherwise been issued to such former Synergetics shareholders. In lieu of any fractional Valley Forge Shares that would have otherwise been issued, each former Synergetics shareholder that would have been entitled to receive a fractional Valley Forge Share shall, upon proper surrender of such person's Certificates, receive a cash payment equal to the last sale price per share of the Valley Forge Shares on the Nasdaq SmallCap Market, on the business day immediately preceding the Closing Date, multiplied by the fraction of a share that such Synergetics shareholder would otherwise be entitled to receive.

         (f)      Options.
                  -------

                  (i) As of the Effective Date, all Options, whether vested or unvested, and the Option Plan, insofar as it relates to Options outstanding under such Plan as of the Closing, shall be assumed by Valley Forge. Immediately after the Effective Date, each Option outstanding immediately prior to the

Effective Date shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Date, such number of shares as is equal to the number of Synergetics Shares subject to the unexercised portion of such Option multiplied by a conversion ratio equal to the ratio set forth in Section 3(a)(i) above (with any fraction resulting from such multiplication to be rounded to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Date, divided by the conversion ratio equal to the ratio set forth in Section 3(a)(i) above (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an "incentive stock option" under Section 422 of the Code, if applicable, and all of the other terms of the Options shall otherwise remain unchanged.

                  (ii) As soon as practicable after the Effective Date, New Synergetics or the Surviving Corporation shall deliver to the holders of Options appropriate notices setting forth such holders' rights pursuant to such Options, as amended by this Section 3(f), and the agreements evidencing such Options shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 3(f) and such notice).

                  (iii) New Synergetics shall take all corporate action necessary to reserve for issuance a sufficient number of Valley Forge Shares for delivery upon exercise of the Options assumed in Section 3(f). Promptly after the Effective Date, but in no event later than thirty (30) days thereafter, Valley Forge shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act with respect to all New Synergetics Shares subject to such Options that may be registered on a Form S-8, and shall use its reasonable best efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

                  (iv) Synergetics shall obtain, prior to the Closing, the consent from each holder of an Option to the amendment of such Option pursuant to this Section 3(f) (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

                  (v) As soon as practicable after the Effective Date, if required, New Synergetics shall deliver a notice to the holders of options to acquire Valley Forge Shares that the agreements evidencing such options shall continue in effect on the same terms and conditions as in effect prior to the Effective Date. Such notice shall also state that such options shall not be subject to any anti-dilution protections that may be set forth in the agreements evidencing such options.

         (g) Restrictions on Sale of New Synergetics Shares. The Parties shall use their best efforts to cause certain of the Shareholders of New Synergetics to become parties to a Shareholders' Agreement, substantially in the form attached hereto as Exhibit "B" (the "Shareholders' Agreement")(1), pursuant to which the parties thereto shall agree to certain restrictions on the transfer

-------------------------------
(1) The following parties and their respective affiliates will be parties to the Shareholders' Agreement: Gregg D. Scheller, Kurt W. Gampp, Jr., Jerry
     L. Malis and Leonard I. Malis.

of their respective Synergetics Merger Consideration and/or Valley Forge Shares for a period of twelve (12) months after the Closing, notwithstanding the registration of such Synergetics Merger Consideration. Such persons shall not, except as otherwise permitted in accordance with the Shareholders' Agreement, sell, or enter into any agreement, arrangement or negotiations relating to the sale of, any of their respective Valley Forge Shares or the Synergetics Merger Consideration.

         (h) Conversion of MergerSub Shares. Each MergerSub Share issued and outstanding immediately prior to the Effective Date shall be converted into and thereafter evidence one share of Common Stock, $0.01 par value per share, of the Surviving Corporation.

         4. Representations, Warranties, Covenants and Agreements of Synergetics. Synergetics represents and warrants to the MergerSub and Valley Forge that the statements contained in this Section 4 are true and correct as of the date of this Agreement. To the extent applicable, Synergetics makes the representations and warranties contained in this Section 4 to the MergerSub and Valley Forge on behalf of each Subsidiary of Synergetics. The Synergetics Disclosure Binder shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 4. The disclosures in any section or subsection of the Synergetics Disclosure Binder shall qualify other sections and subsections in this Section 4 only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to other sections and subsections.

         (a) Organization, Qualification and Corporate Power. Synergetics is a corporation duly organized, validly existing, and subsisting under the laws of the State of Missouri. Synergetics is duly authorized to conduct business and subsisting under the laws of each jurisdiction where such qualification is required, except for the jurisdiction in which the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect on Synergetics. Synergetics has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Synergetics' Certificate of Incorporation and all amendments thereto to date, By-laws as amended to date and minutes and stock books, have been delivered to the MergerSub for review prior to execution of this Agreement, and are full, complete and correct to the date of this Agreement. Synergetics is not in violation of any of the provisions of its Certificate of Incorporation, as amended, or By-laws, as amended. The said minutes accurately and fully reflect all meetings, actions, proceedings and other matters properly includable therein. Except as reflected in said minutes, there are no minutes of meetings or consents in lieu of meetings of the Board of Directors or shareholders of Synergetics.

         (b) Capitalization. The authorized capital stock of Synergetics and the issued and outstanding shares of capital stock of Synergetics are set forth in Section 4(b) of the Synergetics Disclosure Binder. Section 4(b) of the Synergetics Disclosure Binder also sets forth a true and complete list of all of the Synergetics shareholders, the number of shares of capital stock owned by each of them, and as set forth in the Synergetics' books and records, the date such shares were transferred or issued to said shareholders and each shareholder's address. Except as detailed in Section 4(b) of the Synergetics Disclosure Binder, there are no outstanding or authorized Options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Synergetics to issue, sell, or otherwise cause to become outstanding any capital stock. The maturity date and exercise price for each Option is listed in Section 4(b) of the Synergetics Disclosure Binder. All of Synergetics' issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to preemptive rights, and have been issued in compliance with all applicable federal and state securities laws. Furthermore, the Synergetics Share repurchase program has been conducted in compliance with all applicable federal and state securities laws. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Synergetics.

         (c) Authorization of Transaction. Synergetics has full power and authority (including full corporate power and authority) to execute and deliver this Agreement. Prior to or contemporaneous with the execution of this Agreement, certain of the Synergetics shareholders will deliver a voting agreement (the "Synergetics Voting Agreement")(2) pursuant to the terms of which they shall covenant and agree not to transfer or otherwise dispose of any of their Synergetics Shares prior to the Effective Date and to vote all their Synergetics Shares and any other shares of capital stock of Synergetics obtained following the date of this Agreement in favor of the Merger. A copy of the Synergetics Voting Agreement is attached hereto as Exhibit "C". The Board of Directors of Synergetics has duly authorized the execution, delivery, and performance of this Agreement by Synergetics, and Synergetics has received any and all approvals required by any government authority to enter into this Agreement and effect the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of Synergetics, enforceable in accordance with its terms and conditions.

         (d) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which Synergetics is subject or any provision of the charter or Bylaws of Synergetics or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Synergetics is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than in connection with the provisions of the Missouri general corporation law, Synergetics does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (e) Brokers' Fees. Synergetics has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which MergerSub or Valley Forge could become liable or obligated.

-------------------------------
(2) The following Synergetics shareholders and their respective affiliates will be parties to the Synergetics Voting Agreement: Gregg D. Scheller, Kurt W. Gampp, Jr. and Earl F. Neely.

         (f) Tangible Assets. Synergetics has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets used by it, located on or off its premises, or shown on the Synergetics' Financial Statements (as defined below) or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Synergetics Fiscal Month End (as defined below). Without limiting the generality of the foregoing, Synergetics has good and marketable title to all of the tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from defects of which any director or officer of Synergetics has Knowledge, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used and presently is proposed to be used.

         (g) Financial Statements. Synergetics has delivered to the MergerSub prior to the execution of this Agreement true and complete copies of:
(i) audited financial statements for Synergetics last five (5) fiscal years ended July 31, 2004 (hereinafter referred to as the "Most Recent Synergetics Fiscal Year End"); and (ii) unaudited financial statements for the six (6) months ended January 31, 2005 (the "Most Recent Synergetics Fiscal Month End") (collectively, the "Synergetics Financial Statements"). Except as set forth in
Section 4(g) of the Synergetics Disclosure Binder, the Synergetics Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Synergetics, as of the respective dates thereof, and the results of operations of Synergetics for such periods, are correct and complete, and are consistent with the books and records of Synergetics (which books and records are correct and complete).

         (h) Synergetics Disclosure Binder. Synergetics has delivered to the MergerSub prior to the execution of this Agreement the Synergetics Disclosure Binder which contain certain information and material regarding Synergetics. The Synergetics Disclosure Binder is, in all material respects, a true, accurate and complete description of Synergetics and Synergetics' business. The Synergetics Disclosure Binder does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made or information so delivered not misleading. Synergetics hereby covenants and agrees to provide Valley Forge and the MergerSub with updates to the Synergetics Disclosure Binder from the date of this Agreement through the Closing Date. Synergetics further covenants and agrees to immediately notify Valley Forge and the MergerSub upon any event (whether or not insured against), which is reasonably likely to have a Material Adverse Effect.

         (i)      Absence of Material Changes. Except as otherwise described in
Section 4(i) of the Synergetics Disclosure Binder, since the Most Recent Synergetics Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations or results of operations of Synergetics. Without limiting the generality of the foregoing, since that date:

                  (i) Synergetics has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) Synergetics has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

                  (iii) except as disclosed in the Synergetics Disclosure Binder, no party (including Synergetics) has accelerated, terminated, modified, or cancelled any material agreement, contract, lease, or license (or series of related material agreements, contracts, leases, and licenses) to which Synergetics is a party or by which it is bound;

                  (iv) Synergetics has not granted any Security Interest upon any of its assets, tangible or intangible;

                  (v) Synergetics has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

                  (vi) Synergetics has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

                  (vii) Synergetics has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                  (viii) Synergetics has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (ix) Synergetics has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                  (x) Synergetics has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xi) Synergetics has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xii) Synergetics has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (xiii) Synergetics has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xiv) Synergetics has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xv) Synergetics has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xvi) except as disclosed in the Synergetics Disclosure Binder, Synergetics has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (xvii) Synergetics has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xviii) Synergetics has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xix) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Synergetics and Synergetics has not altered the terms and conditions of firm purchase orders, commitments, or contracts for its services and products (the "Backlog"), and the dollar amount of orders in the Backlog is not materially less than it was as of such date, except as increased or decreased in the Ordinary Course of Business, and the Backlog which is outstanding and as of the date hereof contains terms and conditions that are consistent with Synergetics' practices over the past year and as described in the Synergetics Disclosure Binder; and

                  (xx)    Synergetics has not committed to any of the foregoing.

         (j) Undisclosed Liabilities. Except as set forth in Section 4(j) of the Synergetics Disclosure Binder, Synergetics has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of them giving rise to any Liability), except for (i) Liabilities set forth in the Synergetics Financial Statements and (ii) Liabilities which have arisen after the Most Recent Synergetics Fiscal Month End in the Ordinary Course of Business (none of which is material, or results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (k) Permits, Licenses and Legal Compliance. Section 4(k) of the Synergetics Disclosure Binder sets forth all material permits, licenses, franchises and approvals from all Federal, state, local and foreign governmental and regulatory bodies held by Synergetics. Synergetics has all permits, licenses, franchises and approvals of all Federal, state, local and foreign governmental or regulatory bodies required to carry on its businesses as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect; all such permits, licenses, franchises and approvals are in full force and effect, and Synergetics has no Knowledge of any threatened suspension or cancellation of any of them. Synergetics and its Affiliates, if any, have complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees and rulings, thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         (l)      Tax Matters.
                  -----------

                  (i) Synergetics has filed all Tax Returns that it was required to file on or prior to the date hereof except the final tax returns referred to in Section 2(d)(v) above. All such Tax Returns were correct and complete in all material respects. All Tax owed by Synergetics (whether or not shown on any Tax Return) have been paid. Synergetics currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Synergetics does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Synergetics that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) Synergetics has withheld and paid all Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) Synergetics does not expect any authority to assess any additional Tax for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Synergetics either (A) claimed or raised by any authority in writing or (B) as to which Synergetics has Knowledge based upon personal contact with any agent of such authority. Section 4(l)(iii) of the Synergetics Disclosure Binder lists all federal, state, local, and foreign income Tax Returns filed with respect Synergetics for taxable periods ended on or before July 31, 2004. No Tax Returns have been audited or are currently the subject of audit. Synergetics has delivered to MergerSub correct and complete copies of all federal and state income Tax Returns.

                  (iv) Synergetics has not waived any statute of limitations in respect of Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) The Synergetics Financial Statements for the Most Recent Synergetics Fiscal Month End reflect an adequate reserve for all Taxes payable by Synergetics for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Synergetics, and no requests for waivers of the time to assess any such Taxes are pending.

                  (vi) Synergetics has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Synergetics is not a party to any Tax allocation or sharing agreement. Synergetics (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return, and (B) has no Liability for the Tax of any Person (other than Synergetics) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (vii) It is the intent of the Parties hereto that the transactions hereunder qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code ("Tax-Free Status"). Synergetics will take all such action as is required in order to give effect to the intent of the Parties for Federal, state and local Tax purposes to the greatest extent permitted by law.

         (m)      Real Property.
                  -------------

                  (i) Except for the Synergetics Subsidiary property located at 3845 Corporate Centre Drive, St. Charles, Missouri 63304-8678 (the "Missouri Property") as detailed in Section 4(m) of the Synergetics Disclosure Binder, Synergetics owns no real property. Section 4(m) of the Synergetics Disclosure Binder lists and describes all real property leased by Synergetics. There are no subleases with respect to such real property. Synergetics has delivered to the MergerSub correct and complete copies of any and all title binders and/or the leases (the "Leases") relative to the real property listed in
Section 4(m) of the Synergetics Disclosure Binder. With respect to the Leases:

                           (A)      the Leases are legal, valid, binding and
enforceable in accordance with their terms, and are in full force and effect, against Synergetics, and to its Knowledge, the landlord thereunder;

                           (B)      subject to the consent of the landlord
thereunder, the Leases will continue to be legal, valid, binding and enforceable in accordance with their respective terms, and in full force and effect, against Synergetics, and to its Knowledge, the landlord thereunder, following the consummation of the transactions contemplated hereby;

                           (C)      Synergetics is not in breach or default,
under the Leases, and no event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder by Synergetics or permit termination, modification, or acceleration thereunder by the landlord thereunder, and to the Knowledge of Synergetics, the landlord thereunder is not in breach or default under any of the Leases, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the landlord or permit termination, modification, or acceleration thereunder by Synergetics;

                           (D)      neither Synergetics nor, to its Knowledge,
the landlord thereunder, has repudiated any provision thereof;

                           (E)      there are no disputes, oral agreements, or
forbearance programs in effect as to the Leases;

                           (F)      Synergetics has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or other real property;

                           (G)      except as set forth in Section 4(m) of the
Synergetics Disclosure Binder, Synergetics has received all approvals of governmental authorities (including licenses and permits) required in connection with the current operation of each building on the real property leased or owned by Synergetics and each such building has been operated and maintained by Synergetics in accordance with the Leases and all applicable laws, rules, and regulations; and

                           (H)      all buildings have access to water, sewer,
electric, gas and telephone utilities necessary for the current operation of Synergetics within such buildings.

         (n)      Intellectual Property.
                  ---------------------

                  (i) Synergetics owns all Intellectual Property used or currently contemplated to be used in the future in the operation of the business of Synergetics as presently conducted, including, but not limited to, all Intellectual Property identified in Section 4(n) of the Synergetics Disclosure Binder. Each such item of Intellectual Property owned or used by Synergetics or any Affiliate immediately prior to the Closing hereunder will be owned or available for use by the MergerSub or Valley Forge on identical terms and conditions immediately subsequent to the Closing hereunder. Synergetics has taken all necessary and desirable action to maintain and protect each such item of Intellectual Property that it owns.

                  (ii) To the Knowledge of Synergetics, Synergetics has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and Synergetics has not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Synergetics or any Affiliate must license or refrain from using any Intellectual Property rights of any third party).

                  (iii) To the Knowledge of Synergetics, Synergetics will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted. Synergetics has no Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties (including any employee, independent contractor, director or officer of

Synergetics) have developed which reasonably could be expected to supersede or make obsolete any product or process of Synergetics. To the Knowledge of Synergetics, no third party (including any employee, independent contractor, director or officer of Synergetics) has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Synergetics or any Affiliate.

         (o) Bank Accounts. Section 4(o) of the Synergetics Disclosure Binder sets forth all the banks in which Synergetics has an account, credit line or safety deposit box and a brief description of each such account, credit line or safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto.

         (p) Inventory. Section 4(p) of the Synergetics Disclosure Binder lists all the Synergetics inventory, supplies, manufactured and purchased parts, all of which are merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective.

         (q) Contracts. Section 4(q) of the Synergetics Disclosure Binder lists the following contracts and other agreements to which Synergetics is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or non-competition of Synergetics or any of its employees, independent contractors, officers or directors;

                  (vi) any agreement involving any Synergetics shareholders, Affiliates or Subsidiary;

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (viii)   any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, employees or independent contractors;

                  (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on Synergetics; or

                  (xii) any other agreement with an annual value in excess of $10,000.

Synergetics has delivered to MergerSub a correct and complete copy of each written agreement listed in Section 4(q) of the Synergetics Disclosure Binder (as amended to date) and a written summary setting forth the terms and conditions of any oral agreement. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect;
(B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Synergetics, nor to its Knowledge, any other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) neither Synergetics, nor to its Knowledge, any other party thereto has repudiated any provision of the agreement.

         (r) Notes and Accounts Receivable. All notes and accounts receivable of Synergetics reflected in the Synergetics Financial Statements for the Most Recent Synergetics Fiscal Month End are valid receivables subject to no set-offs or counterclaims, are current and collectible, net of the applicable reserve for bad debts on the balance sheet for the Most Recent Synergetics Fiscal Month End.

         (s) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Synergetics.

         (t) Insurance. Section 4(t) of the Synergetics Disclosure Binder sets forth the following information with respect to each insurance policy (including policies providing property, directors and officers indemnification, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Synergetics has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

                  (i)      the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii)    the policy number and the period of coverage;

                  (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage;

                  (v) a description of any retroactive premium adjustments or other loss-sharing arrangements; and

                  (vi)     a list of all claims made under said policies.

With respect to each such insurance policy that has not, by its terms, lapsed:
(A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Synergetics, nor to its Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) neither Synergetics, nor to its Knowledge, any other party to the policy has repudiated any provision thereof. Synergetics has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

         (u) Litigation. Except as set forth in Section 4(u) of the Synergetics Disclosure Binder, there is not pending against Synergetics or, to the Knowledge of Synergetics, threatened against Synergetics, its Affiliates or Subsidiaries any claim, action, suit, arbitration proceeding, governmental proceeding or other proceeding of any character (each, a "Proceeding"). All of the items set forth on Section 4(u) of the Synergetics Disclosure Binder are fully covered by insurance except as indicated on such section of the Synergetics Disclosure Binder. Except as set forth on Section 4(u) of the Synergetics Disclosure Binder, (i) all pending Proceedings relating to or involving the Synergetics, its Subsidiaries or Affiliates (or any of their respective officers or directors as such) are adequately provided for in the Synergetics Financial Statements in accordance with GAAP, (ii) except as detailed on Section 4(u) of the Synergetics Disclosure Binder, Synergetics, its Subsidiaries or Affiliates are not engaged in or otherwise prosecuting any legal action to recover monies due it or for damages sustained by it, and (iii) Synergetics, its Subsidiaries or Affiliates are not subject to any judgment, decree, injunction, rule or order of any court, and Synergetics, its Subsidiaries or Affiliates are not subject to any governmental restriction which is reasonably likely (a) to have a Material Adverse Effect or (b) to cause a material limitation on Synergetics' ability to operate its business after the Closing. There are no Proceedings pending, nor to Synergetics' Knowledge, threatened, under or pursuant to any warranty, whether expressed or implied, on products or services sold by Synergetics, its Subsidiaries or Affiliates.

         (v) Product Warranty. Each product manufactured, sold, leased, or delivered by Synergetics has been in conformity with all applicable contractual commitments and all express and implied warranties, and Synergetics has no Liability (and there is no Basis for any present or future Proceeding against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased, or delivered by Synergetics or any Affiliate is subject to any guaranty, warranty, or other indemnity. Section 4(v) of the Synergetics Disclosure Binder includes copies of the standard terms and conditions of sale or lease for each of Synergetics products.

         (w) Product Liability. Neither Synergetics nor any Affiliate has any Liability (and there is no Basis for any present or future Proceeding against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Synergetics or any Affiliate.

         (x) Employees. Section 4(x) of the Synergetics Disclosure Binder lists the names, titles, date of hire, last salary increase and current salary rates of, bonus, commission, employee benefit, health insurance, pension, retirement, vacation, and sick pay commitments to all employees and independent contractors of Synergetics. The accrued liability for the foregoing commitments shall be included in the Synergetics Financial Statements. To the Knowledge of Synergetics, no executive, employee, or independent contractor has any plans to terminate their relationship with Synergetics. Synergetics is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Synergetics has not committed any unfair labor practice. Synergetics has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Synergetics. Neither Synergetics, nor any of its officers, directors or employees are subject to any claim or potential claim, currently or as a result of the transaction described herein, of employment discrimination, wrongful termination, sexual harassment or other employment related claims by any present or past employee or independent contractor of Synergetics.

         (y) Employee Benefits. Except as disclosed in Section 4(y) of the Synergetics Disclosure Binder, Synergetics does not currently and has never in the past maintained, and has never contributed to, any Employee Benefit Plan or Employee Welfare Benefit Plan.

         (z) Guaranties. Synergetics is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         (aa)     Environment, Health, and Safety.
                  -------------------------------

                  (i) Synergetics has complied in all material respects with all Environmental, Health, and Safety Laws, and no Proceeding or written notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, Synergetics has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                  (ii) Synergetics has no Liability (and Synergetics has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual or Person to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Synergetics giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual or Person, or for any reason under any Environmental, Health, and Safety Law, except for any Liability which has not had and would not reasonably be expected to have a Material Adverse Effect.

                  (iii) All properties and equipment used in the business of Synergetics are free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances, except to the extent reasonable amounts of such substances are used in compliance with applicable Environmental, Health and Safety Laws.

         (ab) Certain Business Relationships With Affiliates. Except for the business arrangements and relationships between Synergetics and any Affiliate which are set forth in Section 4(ab) of the Synergetics Disclosure Binder, none of the Synergetics shareholders or their Affiliates has been involved in any business arrangement or relationship with Synergetics within the past 24 months, and none of the Synergetics shareholders or their Affiliates owns any asset, tangible or intangible, which is used in the business of Synergetics, as modified by the Synergetics disclosure Binder.

         (ac)     Subsidiaries.
                  ------------

                  (i) Each Subsidiary of Synergetics is a corporation duly organized, validly existing, and in subsisting under the laws of the jurisdiction of its incorporation. Each Subsidiary of Synergetics is duly authorized to conduct business and subsisting under the laws of each jurisdiction where such qualification is required, except for the jurisdiction in which the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect on Synergetics or such Subsidiary. Each Subsidiary of Synergetics has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Certificate of Incorporation of each Subsidiary of Synergetics and all amendments thereto to date, By-laws as amended to date and minutes and stock books, have been delivered to the MergerSub for review prior to execution of this Agreement, and are full, complete and correct to the date of this Agreement. No Subsidiary of Synergetics is in violation of any of the provisions of its Certificate of Incorporation, as amended, or By-laws, as amended. The said minutes accurately and fully reflect all meetings, actions, proceedings and other matters properly includable therein. Except as reflected in said minutes, there are no minutes of meetings or consents in lieu of meetings of the Board of Directors or shareholders of any such Subsidiary of Synergetics.

                  (ii) The authorized capital stock of each Subsidiary of Synergetics and the issued and outstanding shares of capital stock of each such Subsidiary are set forth in Section 4(ac) of the Synergetics Disclosure Binder.

Section 4(ac) of the Synergetics Disclosure Binder also sets forth a true and complete list of all of the shareholders of each such Subsidiary, the number of shares of capital stock owned by each of them, and as set forth in the Synergetics' books and records, the date such shares were transferred or issued to said shareholders and each shareholder's address. Except as detailed in
Section 4(ac) of the Synergetics Disclosure Binder, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any such Subsidiary to issue, sell, or otherwise cause to become outstanding any capital stock. All of the issued and outstanding shares of capital stock of each Subsidiary of Synergetics have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to preemptive rights, and have been issued in compliance with all applicable federal and state securities laws. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Synergetics.

                  (iii) Synergetics does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary.

         (ad) Disclosure. The representations and warranties contained in this Section 4, as modified by the Synergetics Disclosure Binder, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements and information contained in this
Section 4 not misleading.

         (ae)     Internal Controls; Information Provided.
                  ---------------------------------------

                  (i) Each of the consolidated financial statements included in the Synergetics Disclosure Binder, together with the notes and schedules related thereto, as of their respective dates, (A) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements) and (B) fairly presented in all material respects the consolidated financial position of Synergetics and its Subsidiaries as of the respective dates of the balance sheets included therein and the results of operations and changes in financial position for the respective periods indicated, except that the unaudited interim financial statements are subject to lack of footnotes and normal and recurring year-end adjustments and any other adjustments described therein not material in amount.

                  (ii) Each of Synergetics and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (A) transactions are executed with management's authorization;
(B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Synergetics in accordance with GAAP and to maintain accountability for Synergetics' consolidated assets; (C) access to Synergetics' assets is permitted only in accordance with management's authorization; (D) the reporting of Synergetics' assets is compared with existing assets at regular intervals; (E) accounts, notes and other receivables and inventory are recorded accurately; and (F) there are adequate procedures regarding prevention or timely detection of unauthorized acquisition, use of disposition of Synergetics' assets. As of the date of this Agreement, (i) there are no significant deficiencies in the design or operation of Synergetics' internal controls over financial reporting which could adversely affect in any material respect Synergetics' ability to record, process, summarize and report finance data or material weaknesses in internal controls over financial reporting and (ii) there has been no fraud, whether or not material, that involved management or other employees of Synergetics or any of its Subsidiaries who have a significant role in Synergetics' internal controls over the financial reporting.

                  (iii) The information to be supplied by or on behalf of Synergetics for inclusion or incorporation by reference in the Form S-4 to be filed by Valley Forge pursuant to which Valley Forge Shares issuable in connection with the Merger shall be registered under the Securities Act, shall not at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Synergetics for inclusion in the Proxy Statement/Prospectus to be sent to the shareholders of Synergetics in connection with the Synergetics shareholders meeting and to shareholders of Valley Forge in connection with the Valley Forge shareholders meeting, in each case being held to approve the Merger and other matters contemplated by this Agreement, shall not, on the date the Proxy Statement/Prospectus is first mailed to shareholders of Valley Forge and Synergetics, or at the time of the respective shareholder meetings or as of the Effective Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the respective shareholder meetings which has become false or misleading. If at any time prior to the Effective Date, any fact or event relating to Synergetics or any of its Affiliates should be discovered by Synergetics or should occur which should be set forth in an amendment to the Form S-4 or a supplement to the Proxy Statement/Prospectus, Synergetics shall promptly inform Valley Forge of such fact or event. Notwithstanding anything to the contrary, Synergetics makes no representation or warranty with respect to the information to be supplied by or on behalf of Valley Forge for inclusion in the Form S-4 or the Proxy Statement/Prospectus.

         5. Representations, Warranties, Covenants and Agreements of the MergerSub and Valley Forge. The MergerSub and Valley Forge represent and warrant, jointly and severally, to Synergetics that the statements contained in this Section 5 are true and correct as of the date of this Agreement. To the extent applicable, the MergerSub and Valley Forge, jointly and severally, make the representations and warranties contained in this Section 5 to Synergetics on behalf of each Subsidiary of Valley Forge. The Valley Forge Disclosure Binder shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 5. The disclosures in any section or subsection of the Valley Forge Disclosure Binder shall qualify other sections and subsections in this Section 5 only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections or subsections.

         (a) Organization, Qualification and Corporate Power. Valley Forge is a corporation duly organized, validly existing, and subsisting under the laws of the Commonwealth of Pennsylvania. Valley Forge is duly authorized to conduct business and subsisting under the laws of each jurisdiction where such qualification is required, except for those jurisdictions in which the failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect on Valley Forge. Valley Forge has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Valley Forge's Articles of Incorporation and all amendments thereto to date, By-laws as amended to date and minutes and stock books, have been delivered to Synergetics for review prior to execution of this Agreement, and are full, complete and correct to the date of this Agreement. Valley Forge is not in violation of any of the provisions of its Articles of Incorporation, as amended, or By-laws, as amended. The said minutes accurately and fully reflect all meetings, actions, proceedings and other matters properly includable therein. Except as reflected in said minutes, there are no minutes of meetings or consents in lieu of meetings of the Board of Directors or shareholders of Valley Forge.

         (b) Capitalization. The authorized capital stock of Valley Forge and the issued and outstanding shares of capital stock of Valley Forge are set forth in Section 5(b) of the Valley Forge Disclosure Binder. Except as detailed in Section 5(b) of the Valley Forge Disclosure Binder, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Valley Forge to issue, sell, or otherwise cause to become outstanding any capital stock. The maturity date and exercise price of each option is listed in Section 5(b) of the Valley Forge Disclosure Binder. All of Valley Forge's issued and outstanding shares of capital stock have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to preemptive rights, and have been issued in compliance with all applicable federal and state securities laws. Furthermore, the Valley Forge Share repurchase program has been conducted in compliance with all applicable federal and state securities laws. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Valley Forge.

         (c) The MergerSub's Status. The MergerSub was incorporated on April 14, 2005, and is and will be at the Closing Date a wholly-owned subsidiary of Valley Forge. It has, and will at the Effective Date have, no existing business operations and no commitments, obligations, debts or liabilities of any kind or nature whatsoever except its obligations arising under this Agreement, the Exhibits hereto and other obligations existing under documents relating to the transactions contemplated hereby.

         (d) Authorization of Transaction. Valley Forge and the MergerSub have full power and authority (including full corporate power and authority) to execute and deliver this Agreement. Valley Forge and its officers and directors agree to use their best efforts to obtain the Requisite MergerSub Stockholder Approval and the Requisite Valley Forge Stockholder Approval prior to the

Effective Date. Prior to or contemporaneous with the execution of this Agreement, certain Valley Forge shareholders will deliver a voting agreement (the "Valley Forge Voting Agreement")(3) pursuant to the terms of which they shall covenant and agree not to transfer or otherwise dispose of any of their Valley Forge Shares prior to the Effective Date and to vote all their Valley Forge Shares and any other shares of capital stock of Valley Forge obtained following the date of this Agreement in favor of the Merger and they shall further covenant and agree to vote such shares in favor of the election of the New Synergetics Board of Directors slate described in Section 2(d)(iv) hereof. A copy of the Valley Forge Voting Agreement is attached hereto as Exhibit "D". The Board of Directors of Valley Forge has duly authorized the execution, delivery, and performance of this Agreement by Valley Forge, and has approved the Reincorporation, and Valley Forge has received any and all approvals required by any government authority to enter into this Agreement and effect the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of Valley Forge and the MergerSub, enforceable in accordance with its terms and conditions.

         (e) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, or other restriction of any government, governmental agency, or court to which Valley Forge or the MergerSub is subject or any provision of the charter or Bylaws of Valley Forge or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Valley Forge is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than as otherwise set forth in this Agreement, Valley Forge does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

         (f) Brokers' Fees. Valley Forge and the MergerSub have no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Synergetics could become liable or obligated.

         (g) Tangible Assets. Valley Forge has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets used by it, located on or off its premises, or shown on the Valley Forge Financial Statements (as defined below) or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business. Without limiting the generality of the foregoing, Valley Forge has good and marketable title to all of the tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is free from defects of which any director

-------------------------------
(3) The following Valley Forge shareholders and their respective affiliates shall enter into the Valley Forge Voting Agreement: Jerry L. Malis, Leonard
     I. Malis, the Frances W. Gilloway Marital Trust and the Frances W. Gilloway Residue Trust.

or officer of Valley Forge has Knowledge, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used and presently is proposed to be used.

         (h) Financial Statements. Valley Forge has delivered to the MergerSub prior to the execution of this Agreement true and complete copies of:
(i) audited financial statements for Valley Forge's last five (5) fiscal years ended September 30, 2004; and (ii) unaudited financial statements for the three
(3) months ended December 31, 2004 (collectively, the "Valley Forge Financial Statements"). Except as set forth in Section 4(h) of the Valley Forge Disclosure Binder, the Valley Forge Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of Valley Forge, as of the respective dates thereof, and the results of operations of Valley Forge for such periods, are correct and complete, and are consistent with the books and records of Valley Forge (which books and records are correct and complete).

         (i) Valley Forge Disclosure Binder. Valley Forge has delivered to Synergetics prior to the execution of this Agreement the Valley Forge Disclosure Binder which contains certain information and material regarding Valley Forge and the MergerSub. The Valley Forge Disclosure Binder is a true, accurate and complete description of Valley Forge and Valley Forge's business. The Valley Forge Disclosure Binder does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements so made or information so delivered not misleading. Valley Forge hereby covenants and agrees to provide Synergetics with at least monthly updates to the Valley Forge Disclosure Binder from the date of this Agreement through the Closing Date. Valley Forge further covenants and agrees to immediately notify Synergetics upon any event (whether or not insured against), which is reasonably likely to have a Material Adverse Effect.

         (j)      Absence of Material Changes. Except as otherwise described in
Section 5(j) of the Valley Forge Disclosure Binder, since December 31, 2004, there has not been any material adverse change in the business, financial condition, operations or results of operations of Valley Forge. Without limiting the generality of the foregoing, since that date:

                  (i) Valley Forge has not sold, leased, transferred, or assigned any of their respective assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) Valley Forge has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

                  (iii) except as disclosed in Section 5(j)(iii) of the Valley Forge Disclosure Binder, no party (including Valley Forge) has accelerated, terminated, modified, or cancelled any material agreement, contract, lease, or license (or series of related material agreements, contracts, leases, and licenses) to which Valley Forge is a party or by which it is bound;

                  (iv) Valley Forge has not granted any Security Interest upon any of its assets, tangible or intangible;

                  (v) Valley Forge has not made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

                  (vi) Valley Forge has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) outside the Ordinary Course of Business;

                  (vii) Valley Forge has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation outside the Ordinary Course of Business;

                  (viii) Valley Forge has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (ix) Valley Forge has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

                  (x) Except as disclosed in Section 5(j)(x) of the Valley Forge Disclosure Binder, Valley Forge has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xi) Valley Forge has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xii) Valley Forge has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (xiii) Valley Forge has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xiv) Valley Forge has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xv) Valley Forge has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xvi) except as disclosed in the Valley Forge Disclosure Binder, Valley Forge has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (xvii) Valley Forge has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xviii) Valley Forge has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xix) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving Valley Forge and Valley Forge has not altered the terms and conditions of its Backlog, and the dollar amount of orders in the Backlog is not materially less than it was as of such date, except as increased or decreased in the Ordinary Course of Business, and the Backlog which is outstanding and as of the date hereof contains terms and conditions that are consistent with Valley Forge's practices over the past year and as described in
Section 5(j)(xix) of the Valley Forge Disclosure Binder; and

                  (xx) Valley Forge has not committed to any of the foregoing.

         (k) Undisclosed Liabilities. Except as set forth in Section 5(k) of the Valley Forge Disclosure Binder, Valley Forge has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of them giving rise to any Liability), except for (i) Liabilities set forth in the Valley Forge Financial Statements and (ii) Liabilities which have arisen after December 31, 2004, in the Ordinary Course of Business (none of which is material, or results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

         (l) Permits, Licenses and Legal Compliance. Section 5(l) of the Valley Forge Disclosure Binder sets forth all material permits, licenses, franchises and approvals from all Federal, state, local and foreign governmental and regulatory bodies held by Valley Forge. Valley Forge has all permits, licenses, franchises and approvals of all Federal, state, local and foreign governmental or regulatory bodies required to carry on its businesses as presently conducted, except for those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect; all such permits, licenses, franchises and approvals are in full force and effect, and Valley Forge has no Knowledge of any threatened suspension or cancellation of any of them. Valley Forge and its Affiliates, if any, have complied with all applicable laws (including rules, regulations, codes, injunctions, judgments, orders, decrees and rulings, thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         (m)      Tax Matters.
                  -----------

                  (i) Valley Forge has filed all Tax Returns that it was required to file on or prior to the date hereof. All such Tax Returns were correct and complete in all material respects. All Tax owed by Valley Forge (whether or not shown on any Tax Return) have been paid. Valley Forge currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Valley Forge does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Valley Forge that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) Valley Forge has withheld and paid all Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) No director or officer of Valley Forge expects any authority to assess any additional Tax for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of Valley Forge either (A) claimed or raised by any authority in writing or (B) as to which any of the directors and officers of Valley Forge has Knowledge based upon personal contact with any agent of such authority. Section 5(m)(iii) of the Valley Forge Disclosure Binder lists all federal, state, local, and foreign income Tax Returns filed with respect Valley Forge for taxable periods ended on or before September 30, 2004. No Tax Returns have been audited or are currently the subject of audit. Valley Forge has delivered to Synergetics correct and complete copies of all federal and state income Tax Returns.

                  (iv) Valley Forge has not waived any statute of limitations in respect of Tax or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) The Valley Forge Financial Statements reflect an adequate reserve for all Taxes payable by Valley Forge for all taxable periods and portions thereof through the date of such Valley Forge Financial Statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Valley Forge, and no requests for waivers of the time to assess any such Taxes are pending.

                  (vi) Valley Forge has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Valley Forge is not a party to any Tax allocation or sharing agreement. Valley Forge (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return, and (B) has no Liability for the Tax of any Person

(other than Valley Forge) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (vii) It is the intent of the Parties hereto that the transactions hereunder qualify under Tax-Free Status. Valley Forge will take all such action as is required in order to give effect to the intent of the Parties for Federal, state and local Tax purposes to the greatest extent permitted by law.

         (n)      Real Property.
                  -------------

                  (i) Section 5(n) of the Valley Forge Disclosure Binder lists and describes all real property owned or leased by Valley Forge. Except as set forth in Section 5(n) of the Valley Forge Disclosure Binder, there are no subleases with respect to such real property. Valley Forge has delivered to the Synergetics correct and complete copies of any and all title binders and/or the leases (the "Leases") relative to the real property listed in Section 5(n) of the Valley Forge Disclosure Binder. With respect to the Leases:

                           (A)      the Leases are legal, valid, binding and
enforceable in accordance with their terms, and are in full force and effect, against Valley Forge, and to its Knowledge, the landlord thereunder;

                           (B)      the Leases will continue to be legal, valid,
binding and enforceable in accordance with their respective terms without further consent of the landlord thereunder or any party claim by, through or under such landlord, and in full force and effect, against the MergerSub and Valley Forge, and to the Knowledge of Valley Forge, the landlord thereunder, following the consummation of the transactions contemplated hereby;

                           (C)      Valley Forge is not in breach or default,
under the Leases, and no event has occurred which, with notice or lapse of time, would constitute a breach or default thereunder by Valley Forge or permit termination, modification, or acceleration thereunder by the landlord thereunder, and to the Knowledge of Valley Forge, the landlord thereunder is not in breach or default under any of the Leases, and no event has occurred which, with notice or lapse of time, would constitute a breach or default by the landlord or permit termination, modification, or acceleration thereunder by Valley Forge;

                           (D)      neither Valley Forge nor, to its Knowledge,
the landlord thereunder, has repudiated any provision thereof;

                           (E)      there are no disputes, oral agreements, or
forbearance programs in effect as to the Leases;

                           (F)      Valley Forge has not assigned, transferred,
conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or other real property;

                           (G)      except as set forth in Section 5(n) of the
Valley Forge Disclosure Binder, Valley Forge has received all approvals of governmental authorities (including licenses and permits) required in connection with the current operation of each building on the real property leased or owned by Valley Forge and each such building has been operated and maintained by Valley Forge in accordance with the Leases and all applicable laws, rules, and regulations; and

                           (H)      all buildings have access to water, sewer,
electric, gas and telephone utilities necessary for the current operation of Valley Forge within such buildings.

         (o)      Intellectual Property.
                  ---------------------

                  (i) Except as disclosed in Section 5(o) of the Valley Forge Disclosure Binder, to the Knowledge of Valley Forge, Valley Forge owns all Intellectual Property necessary for, used or currently contemplated to be used in the future in the operation of the business of Valley Forge as presently conducted, including, but not limited to, all Intellectual Property identified in Section 5(o) of the Valley Forge Disclosure Binder. Each such item of Intellectual Property owned or used by Valley Forge or any Affiliate immediately prior to the Closing hereunder or to be acquired pursuant to the Option Agreement will be owned or available for use on an exclusive basis by the New Synergetics (or Valley Forge in the event the Reincorporation does not occur for any reason) and MergerSub immediately subsequent to the Closing hereunder. Valley Forge has taken all necessary and desirable action to maintain and protect each such item of Intellectual Property that it owns.

                  (ii) To the Knowledge of Valley Forge, Valley Forge has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers of Valley Forge has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Valley Forge or any Affiliate must license or refrain from using any Intellectual Property rights of any third party).

                  (iii) To the Knowledge of Valley Forge, Valley Forge will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted. Valley Forge has no Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties (including any employee, independent contractor, director or officer of Valley Forge) have developed which reasonably could be expected to supersede or make obsolete any product or process of Valley Forge. To the Knowledge of Valley Forge, no third party (including any employee, independent contractor, director or officer of Valley Forge) has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Valley Forge or any Affiliate.

         (p) Bank Accounts. Section 5(p) of the Valley Forge Disclosure Binder sets forth all the banks in which Valley Forge has an account, credit line or safety deposit box and a brief description of each such account, credit line or safety deposit box, including the names of all persons currently authorized to draw thereon or having access thereto.

         (q) Inventory. Section 5(q) of the Valley Forge Disclosure Binder lists all the inventory, supplies, manufactured and purchased parts, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is obsolete, damaged, or defective.

         (r) Contracts. Section 5(r) of the Valley Forge Disclosure Binder lists the following contracts and other agreements to which Valley Forge is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or non-competition of Valley Forge or any of its employees, independent contractors, officers or directors;

                  (vi) any agreement involving Valley Forge shareholders, Affiliates or Subsidiaries;

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (viii)   any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, employees or independent contractors;

                  (xi) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on Valley Forge; or

                  (xii) any other agreement with an annual value in excess of $10,000.

Valley Forge has delivered to Synergetics a correct and complete copy of each written agreement listed in Section 5(r) of the Valley Forge Disclosure Binder (as amended to date) and a written summary setting forth the terms and conditions of any oral agreement. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect;
(B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Valley Forge, nor to its Knowledge, any other party thereto is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) neither Valley Forge, nor to its Knowledge, any other party thereto has repudiated any provision of the agreement.

         (s) Notes and Accounts Receivable. All notes and accounts receivable of Valley Forge reflected in the Valley Forge Financial Statements for December 31, 2004 are valid receivables subject to no set-offs or counterclaims, are current and collectible, net of the applicable reserve for bad debts on the balance sheet for Valley Forge as of December 31, 2004.

         (t) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of Valley Forge.

         (u) Insurance. Section 5(u) of the Valley Forge Disclosure Binder sets forth the following information with respect to each insurance policy (including policies providing property, directors and officers indemnification, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Valley Forge and/or the MergerSub has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three (3) years:

                  (i)      the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii)    the policy number and the period of coverage;

                  (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage;

                  (v) a description of any retroactive premium adjustments or other loss-sharing arrangements; and

                  (vi)     a list of all claims made under said policies.

With respect to each such insurance policy that has not, by its terms, lapsed:
(A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither Valley Forge, nor to its Knowledge, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) neither Valley Forge, nor to its Knowledge, any other party to the policy has repudiated any provision thereof. Valley Forge has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

         (v) Litigation. Except as set forth in Section 5(v) of the Valley Forge Disclosure Binder, there is not pending against Valley Forge or, to the Knowledge of Valley Forge, threatened against Valley Forge, its Affiliates or Subsidiaries any Proceeding. All of the items set forth in Section 5(v) of the Valley Forge Disclosure Binder are fully covered by insurance except as indicated on such section of the Valley Forge Disclosure Binder. Except as set forth on Section 5(v) of the Valley Forge Disclosure Binder, (i) all pending Proceedings relating to or involving Valley Forge, its Subsidiaries or Affiliates (or any of their respective officers or directors as such) are adequately provided for in the Valley Forge Financial Statements in accordance with GAAP, (ii) except as detailed on Section 5(v) of the Valley Forge Disclosure Binder, Valley Forge, its Subsidiaries or Affiliates are not engaged in or otherwise prosecuting any legal action to recover monies due it or for damages sustained by it, and (iii) Valley Forge, its Subsidiaries or Affiliates are not subject to any judgment, decree, injunction, rule or order of any court, and Valley Forge, its Subsidiaries or Affiliates are not subject to any governmental restriction which is reasonably likely (a) to have a Material Adverse Effect or (b) to cause a material limitation on Valley Forge's ability to operate its business after the Closing. There are no Proceedings pending, nor to the Valley Forge's knowledge, threatened, under or pursuant to any warranty, whether expressed or implied, on products or services sold by Valley Forge, its Subsidiaries or Affiliates.

         (w) Product Warranty. Each product manufactured, sold, leased, or delivered by Valley Forge has been in conformity with all applicable contractual commitments and all express and implied warranties, and Valley Forge has no Liability (and there is no Basis for any present or future Proceeding against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product manufactured, sold, leased, or delivered by Valley Forge or any Affiliate is subject to any guaranty, warranty, or other indemnity. Section 5(w) of the Valley Forge Disclosure Binder includes copies of the standard terms and conditions of sale or lease for each of Valley Forge products.

         (x) Product Liability. Valley Forge nor any Affiliate has any Liability (and there is no Basis for any present or future Proceeding against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by Valley Forge or any Affiliate.

         (y) Employees. Section 5(y) of the Valley Forge Disclosure Binder lists the names, titles, date of hire, last salary increase and current salary rates of, bonus, commission, employee benefit, health insurance, pension, retirement, vacation, and sick pay commitments to all employees and independent contractors of Valley Forge. The accrued liability for the foregoing commitments shall be included in the Valley Forge Financial Statements. To the Knowledge of Valley Forge, no executive, employee, or independent contractor has any plans to terminate their relationship with Valley Forge. Valley Forge is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Valley Forge has not committed any unfair labor practice. Valley Forge has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of Valley Forge. Neither Valley Forge, nor any of its officers, directors or employees are subject to any claim or potential claim, currently or as a result of the transaction described herein, of employment discrimination, wrongful termination, sexual harassment or other employment related claims by any present or past employee or independent contractor of Valley Forge.

         (z) Employee Benefits. Except as disclosed in Section 5(z) of the Valley Forge Disclosure Binder, Valley Forge does not currently and has never in the past maintained, and has never contributed to, any Employee Benefit Plan or Employee Welfare Benefit Plan.

         (aa) Guaranties. Valley Forge is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

         (ab)     Environment, Health, and Safety.
                  -------------------------------

                  (i) Valley Forge has complied in all material respects with all Environmental, Health, and Safety Laws, and no Proceeding has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, Valley Forge has obtained and been in material compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

                  (ii) Valley Forge has no Liability (and Valley Forge has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual or Person to any substance or condition, or owned or operated any property or facility in any manner that could form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Valley Forge giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness of or personal injury to any employee or other individual or Person, or for any reason under any Environmental,

Health, and Safety Law, except for any Liability which has not had and would not reasonably be expected to have a Material Adverse Effect.

                  (iii) All properties and equipment used in the business of Valley Forge are free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances, except to the extent reasonable amounts of such substances are used in compliance with applicable Environmental, Health and Safety Laws.

         (ac) Certain Business Relationships With Affiliates. Except for the business arrangements and relationships between Valley Forge and any Affiliate which are set forth in Section 5(ac) of the Valley Forge Disclosure Binder, none of the directors, officers or shareholders of Valley Forge have been involved in any business arrangement or relationship with Valley Forge within the past 24 months, and none of the directors, officers or shareholders of Valley Forge owns any asset, tangible or intangible, which is used in the business of Valley Forge.

         (ad)     Subsidiaries.
                  ------------

                  (i) Each Subsidiary of Valley Forge is a corporation duly organized, validly existing, and in subsisting under the laws of the jurisdiction of its incorporation. Each Subsidiary of Valley Forge is duly authorized to conduct business and subsisting under the laws of each jurisdiction where such qualification is required, except for the jurisdiction in which the failure to be so qualified has not had and would not reasonably be expected to have a Material adverse Effect on Valley Forge or such Subsidiary. Each Subsidiary of Valley Forge has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Certificate of Incorporation of each Subsidiary of Valley Forge and all amendments thereto to date, By-laws as amended to date and minutes and stock books, have been delivered to Synergetics for review prior to execution of this Agreement, and are full, complete and correct to the date of this Agreement. No Subsidiary of Valley Forge is not violation of any of the provisions of its Certificate of Incorporation, as amended, or By-laws, as amended. The said minutes accurately and fully reflect all meetings, actions, proceedings and other matters properly includable therein. Except as reflected in said minutes, there are no minutes of meetings or consents in lieu of meetings of the Board of Directors or shareholders of any such Subsidiary of Valley Forge.

                  (ii) The authorized capital stock of each Subsidiary of Valley Forge and the issued and outstanding shares of capital stock of each such Subsidiary are set forth in Section 5(ad) of the Valley Forge Disclosure Binder.
Section 5(ad) of the Valley Forge Disclosure Binder also sets forth a true and complete list of all of the shareholders of each such Subsidiary, the number of shares of capital stock owned by each of them, and as set forth in the Valley Forge's books and records, the date such shares were transferred or issued to said shareholders and each shareholder's address. Except as detailed in Section 5(ad) of the Valley Forge Disclosure Binder, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require any such Subsidiary to issue, sell, or otherwise cause to become outstanding any capital stock. All of the issued and outstanding shares of capital stock of each

Subsidiary of Valley Forge have been duly authorized and validly issued, are fully paid and non-assessable, are not subject to preemptive rights, and have been issued in compliance with all applicable federal and state securities laws. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of Valley Forge.

                  (iii) Valley Forge does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity which is not a Subsidiary.

         (ae) Disclosures. The representations and warranties contained in this Section 5, as modified by the Valley Forge Disclosure Binder, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements and information contained in this
Section 5 not misleading.

         (af)     SEC Reports; Internal Controls; Information Provided.
                  ----------------------------------------------------

                  (i) Since October 1, 2001, Valley Forge has filed with the SEC all forms, registration statements, prospectuses, proxy statements, schedules and reports required to be filed by it with the SEC under each of the Securities Act and the Exchange Act (together with all forms, statements, reports and documents which shall be filed subsequent to the date hereof up to the Closing Date, being referred to herein, collectively, as the "Valley Forge SEC Reports"). As of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Valley Forge SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, at the time filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), (i) were prepared in accordance and compiled in all material respects with the requirements of the Securities Act and/or the Exchange Act, as the case may be, and the rules and the regulations of the SEC thereunder applicable to the Valley Forge SEC Reports and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Valley Forge's Subsidiaries is, and none of Valley Forge's Subsidiaries at any time since October 1, 2001 has been, required to file or otherwise furnish any form, report, registration statement or prospectus with or to the SEC.

                  (ii) Each of the consolidated financial statements included in the Valley Forge SEC Reports, together with the notes and schedules related thereto, as of their respective dates (or if amended or supplemented in a Valley Forge SEC Report filed prior to the date of this Agreement, as of the date amended and supplemented), (A) compiled in all material respects with the applicable accounting requirements as set forth in the published rules and regulations of the SEC, (B) were prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange

Act) and (C) fairly presented in all material respects the consolidated financial position of Valley Forge and its Subsidiaries as of the respective dates of the balance sheets included therein and the results of operations and changes in financial position for the respective periods indicated, except that the unaudited interim financial statements are subject to lack of footnotes and normal and recurring year-end adjustments and any other adjustments described therein not material in amount.

                  (iii) Each of Valley Forge and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (A) transactions are executed with management's authorization;
(B) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Valley Forge in accordance with GAAP and to maintain accountability for Valley Forge's consolidated assets; (C) access to Valley Forge's assets is permitted only in accordance with management's authorization; (D) the reporting of Valley Forge's assets is compared with existing assets at regular intervals; (E) accounts, notes and other receivables and inventory are recorded accurately; and (F) there are adequate procedures regarding prevention or timely detection of unauthorized acquisition, use of disposition of Valley Forge's assets. As of the date of this Agreement, (i) there are no significant deficiencies in the design or operation of Valley Forge's internal controls over financial reporting which could adversely affect in any material respect Valley Forge's ability to record, process, summarize and report finance data or material weaknesses in internal controls over financial reporting and (ii) there has been no fraud, whether or not material, that involved management or other employees of Valley Forge or any of its Subsidiaries who have a significant role in Valley Forge's internal controls over the financial reporting.

                  (iv) The information to be supplied by or on behalf of Valley Forge for inclusion or incorporation by reference in the Form S-4 to be filed by Valley Forge pursuant to which Valley Forge Shares issuable in connection with the Merger shall be registered under the Securities Act, shall not at the time the Form S-4 is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of Valley Forge for inclusion in the Proxy Statement/Prospectus to be sent to the shareholders of Valley Forge in connection with the Valley Forge shareholders meeting and to shareholders of Synergetics in connection with the Synergetics shareholders meeting, in each case being held to approve the Merger and other matters contemplated by this Agreement, shall not, on the date the Proxy Statement/Prospectus is first mailed to shareholders of Valley Forge and Synergetics, or at the time of the respective shareholder meetings or as of the Effective Date, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement/Prospectus not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the respective shareholder meetings which has become false or misleading. If at any time prior to the Effective Date, any fact or event relating to Valley Forge or any of its Affiliates should be discovered by Valley Forge or should occur which should be set for the in an amendment to the Form

S-4 or a supplement to the Proxy Statement/Prospectus, Valley Forge shall promptly inform Synergetics of such fact or event. Notwithstanding anything to the contrary, Valley Forge makes not representation or warranty with respect to the information to be supplied by or on behalf of Synergetics for inclusion in the Form S-4 or the Proxy Statement/Prospectus.

         6.       Covenants Relating to Conduct of Business.
                  -----------------------------------------

         (a) Covenants of Valley Forge. During the period from the date of this Agreement and continuing until the Effective Date, Valley Forge agrees as to itself and the MergerSub that (except as expressly contemplated or permitted by this Agreement or as required by a governmental entity of competent jurisdiction or to the extent that Synergetics shall otherwise consent in writing):

                  (i) Ordinary Course. Valley Forge shall carry on its business in the Ordinary Course of Business in all material respects, and shall use reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by Valley Forge with respect to matters specifically permitted by any other provision of this Agreement shall be deemed a breach of this Section 6(a)(i) unless such action would constitute a breach of one or more of such other provisions. Other than in connection with this Agreement, Valley Forge shall not, and shall not permit any of its Affiliates to, (A) enter into or terminate any "material contract" as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or agreement or make any change in any material lease or contract, other than in the Ordinary Course of Business; (b) enter into any new line of business; (C) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith, (D) enter into any contract, agreement or other arrangement for the sale of products or inventories or for the furnishing of services by Valley Forge or any of its Affiliates which contract, agreement or other arrangement involves amounts or expenditures in excess of $50,000 or which may give rise to commitments which may extend beyond twelve (12) months from the date of such contract, agreement or arrangement.

                  (ii) Dividends. Valley Forge shall not, and shall not permit any of its Affiliates to, and shall not propose to, declare or pay any dividends or distributions on or make other distributions in respect of any of its capital stock.

                  (iii) Issuance of Securities. Valley Forge shall not, and shall not permit any of its Affiliates to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares of Valley Forge, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Valley Forge Shares upon the exercise of any Valley Forge stock options under plans disclosed in the Valley Forge Disclosure Binder in accordance with their present terms in the Ordinary Course of Business consistent with past practice and (ii) options granted after the date hereof to acquire up to 30,000 Valley Forge Shares pursuant to any of Valley Forge's stock option plans disclosed in the Valley Forge Disclosure Binder.

                  (iv) Governing Documents. Except to the extent required to comply with applicable law or their obligations in accordance with this Agreement, Valley Forge shall not amend or propose to so amend their respective certificates of incorporation, bylaws or other governing documents.

                  (v) No Acquisitions. Other than the acquisition detailed in this Agreement, Valley Forge shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or other business organization or division, provided, however, that nothing in this Section 6(a)(v) shall prohibit (x) internal reorganizations or consolidations involving existing Affiliates or (y) the creation of new Affiliates organized to conduct or continue activities otherwise permitted by this Agreement.

                  (vi) No Dispositions. Other than (i) internal reorganizations or consolidations as detailed above, (ii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Valley Forge Disclosure Binder, Valley Forge shall not, and shall not permit any of its Affiliates to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (excluding inventory in the Ordinary course of Business).

                  (vii) Investments, Indebtedness. Valley Forge shall not, and shall not permit any of its Affiliates to, other than in connection with actions permitted by this Agreement (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (x) by Valley Forge pursuant to any contract or other legal obligation existing at the date of this Agreement or (y) in the Ordinary Course of Business consistent with past practice in an aggregate amount not in excess of $50,000 in the aggregate (provided that none of such transactions referred to in this clause (y) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under any applicable regulatory laws) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the Ordinary Course of business consistent with past practice.

                  (viii) Compensation. Other than as contemplated by this Agreement or disclosed in the Section 5(y) of the Valley Forge Disclosure Binder, Valley Forge shall not increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional Valley Forge stock options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Valley Forge benefit plan and, in the case of any of the foregoing, except, in any case, in the Ordinary Course of Business consistent with past practice or as required by an existing agreement.

                  (ix) Accounting Methods. Except as disclosed in Valley Forge's SEC reports filed prior to the date of this Agreement, or as required by a governmental entity, Valley Forge shall not change its methods of accounting in effect as of the date of this Agreement, except as required by changes in GAAP as concurred in by Valley Forge's independent public accountants.

                  (x) Certain Agreements. Valley Forge shall not, and shall not permit any of its Affiliates to, enter into any agreements or arrangements that limit or otherwise restrict Valley Forge or any of their respective Affiliates or any successor thereto, or that could, after the Effective Date, limit or restrict New Synergetics or any of its Affiliates (including the MergerSub) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

                  (xi) SEC and Nasdaq Compliance. Valley Forge shall comply in all material respects with SEC filing and disclosure requirements and shall comply with all rules, regulations and administrative guidelines promulgated by the Nasdaq SmallCap Market.

                  (xii) Non-Solicitation. After the date hereof and prior to the Effective Date, MergerSub and Valley Forge agree (i) that they shall not, and shall direct and use their best efforts to cause their respective directors, officers, partners, employees, advisors, accountants and attorneys not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving Valley Forge, or any purchase of all or any significant portion of the assets or any equity securities of Valley Forge (any such proposal or offer being hereinafter referred to as a "Valley Forge Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Valley Forge Acquisition Proposal, or otherwise facilitate any effort to attempt to make or implement a Valley Forge Acquisition Proposal; (ii) that they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties other than Synergetics conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6(a)(xii); and (iii) that they will notify Synergetics immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, them.

                  (xiii) Remedies. The MergerSub and Valley Forge agree that Synergetics will be entitled to specifically enforce its rights under Section 6(a)(xii) to recover damages by reason of any breach of the provisions therein and to exercise all other rights existing in its favor. The MergerSub and Valley Forge further agree and acknowledge that money damages may not be an adequate remedy for the breach of such provision and that Synergetics may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of this covenant.

                  (xiv) Codman Agreement. With regard to the Agreement dated as of October 1, 2004 by and between Valley Forge and Codman & Shurtleff, Inc. ("Codman"), as amended by the amendment dated as of March 1, 2005 (collectively, the "Codman Agreement"), Valley Forge shall to the extent it may do so under the terms of the Codman Agreement: (i) provide Codman written notice under Article One - "Exclusivity End Date" subparagraph (c)(ii) to shorten the "Exclusivity End Date" to a date no later than the Closing of the Merger; (ii) sell to Codman only the amount of product it is obligated to sell to Codman under the Codman Agreement (the "Obligated Amount"), and shall not agree to sell to Codman products in excess of the Obligated Amount without the prior written consent of Synergetics, which consent shall not be unreasonably withheld or delayed; (iii) not modify the Codman Agreement, without the prior written consent of Synergetics, which consent shall not be unreasonably withheld or delayed; (iv) not enter into any distribution or marketing agreement for its products without the prior written consent of Synergetics, which consent shall not be unreasonably withheld or delayed; and (v) work with Synergetics on a marketing plan and implementation schedule, which will place New Synergetics (or Valley Forge in the event the Reincorporation does not occur for any reason) in a position to market and sell the Valley Forge products (including the New Product, as that term is defined in the Codman Agreement) upon the Closing of the Merger.

         (b) Covenants of Synergetics. During the period from the date of this Agreement and continuing until the Effective Date, Synergetics agrees that (except as expressly contemplated or permitted by this Agreement, as disclosed in the Synergetics Disclosure Binder or as required by a governmental entity of competent jurisdiction or to the extent that Valley Forge and the MergerSub shall otherwise consent in writing):

                  (i) Ordinary Course. Synergetics shall carry on its businesses in the Ordinary Course of Business in all material respects, and shall use reasonable best efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them; provided, however, that no action by Synergetics with respect to matters specifically permitted by any other provision of this Agreement shall be deemed a breach of this Section 6(b)(i) unless such action would constitute a breach of one or more of such other provisions. Other than in connection with this Agreement, Synergetics shall not, and shall not permit any of its Affiliates to,
(A) enter into or terminate any "material contract" as such term is defined in
Item 601(b)(10) of Regulation S-K of the SEC or agreement or make any change in any material lease or contract, other than in the Ordinary Course of Business;
(B) enter into any new line of business; (C) incur or commit to any capital expenditure or any obligations or liabilities in connection therewith, (D) enter into any contract, agreement or other arrangement for the sale of products or inventories or for the furnishing of services by Synergetics or any of its Affiliates which contract, agreement or other arrangement involves amounts or expenditures in excess of $50,000 or which may give rise to commitments which may extend beyond twelve (12) months from the date of such contract, agreement or arrangement.

                  (ii) Dividends; Changes in Share Capital. Synergetics shall not and shall not propose to, declare or pay any dividends or distributions on or make other distributions in respect of any of its capital stock.

                  (iii) Issuance of Securities. Synergetics shall not, and shall not permit any of its Affiliates to issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any voting debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares of Synergetics, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Synergetics Shares upon the exercise of any Synergetics stock options under plans disclosed in the Synergetics Disclosure Binder in accordance with their present terms in the Ordinary Course of Business consistent with past practice and (ii) Options granted after the date hereof to acquire up to 10,000 Synergetics Shares pursuant to the Option Plan in connection with the hiring of a new Chief Financial Officer of Synergetics.

                  (iv) Governing Documents. Except to the extent required to comply with its obligations hereunder or with applicable law, Synergetics shall not amend or propose to so amend its certificate of incorporation or bylaws.

                  (v) No Acquisitions. Other than the acquisition detailed in this Agreement, Synergetics shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business (including by acquisition of assets) or any corporation, partnership, association or other business organization or division, provided, however, that nothing in this Section
(6)(b)(v) shall prohibit (x) internal reorganizations or consolidations involving existing Affiliates or (y) the creation of new Affiliates organized to conduct or continue activities otherwise permitted by this Agreement.

                  (vi) No Dispositions. Other than (i) internal reorganization or consolidations as detailed above, (ii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Synergetics Disclosure Binder, Synergetics shall not, and shall not permit any of its Affiliates to, sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets (excluding inventory in the Ordinary Course of Business).

                  (vii) Investments; Indebtedness. Synergetics shall not, and shall not permit any of its Affiliates to, other than in connection with actions permitted by this Agreement (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by Synergetics pursuant to any contract or other legal obligation existing at the date of this Agreement or (y) in the Ordinary Course of Business consistent with past practice in an aggregate amount not in excess of $50,000 in the aggregate (provided that none of such transactions referred to in this clause (y) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under and applicable regulatory laws) or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the Ordinary Course of Business consistent with past practice.

                  (viii) Compensation. Other than as contemplated by this Agreement or disclosed in the Section 4(x) of the Synergetics Disclosure Binder, Synergetics shall not increase the amount of compensation of any director, executive officer or employee, make any increase in or commitment to increase any employee benefits, issue any additional Synergetics stock options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Synergetics benefit plan and, in the case of any of the foregoing, except, in any case, in the Ordinary Course of Business consistent with past practice or as required by an existing agreement.

                  (ix) Accounting Methods. Except as disclosed in the Synergetics Disclosure Binder, or as required by a governmental entity, Synergetics shall not change its methods of accounting in effect as of the date of this Agreement.

                  (x) Certain Agreements. Synergetics shall not, and shall not permit any of its Affiliates to, enter into any agreements or arrangements that limit or otherwise restrict Synergetics or any of their respective Affiliates or any successor thereto, or that could, after the Effective Date, limit or restrict New Synergetics or any of its Affiliates (including the MergerSub) or any successor thereto, from engaging or competing in any line of business or in any geographic area.

                  (xi) Non-Solicitation. After the date hereof and prior to the Effective Date, Synergetics agrees (i) that it shall not, and shall direct and use its best efforts to cause its directors, officers, partners, employees, advisors, accountants and attorneys not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving Synergetics, or any purchase of all or any significant portion of the assets or any equity securities of Synergetics (any such proposal or offer being hereinafter referred to as a "Synergetics Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to a Synergetics Acquisition Proposal, or otherwise facilitate any effort to attempt to make or implement a Synergetics Acquisition Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties other than Valley Forge conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this Section 6(b)(xi); and (iii) that they will notify Valley Forge immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, them.

                  (xii) Remedies. Synergetics agrees that Valley Forge will be entitled to specifically enforce its rights under Section 6(b)(xi) to recover damages by reason of any breach of the provisions therein and to exercise all other rights existing in its favor. Synergetics further agrees and acknowledges that money damages may not be an adequate remedy for the breach of such provision and that Valley Forge may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance or injunctive relief in order to enforce or prevent any violations of this covenant.

         (c) Control of the other Party's Business. Nothing contained in this Agreement shall give Valley Forge, Synergetics or the MergerSub, directly or indirectly, the right to control or direct either Party's operations prior to the Effective Date.

         7.       Additional Agreements.
                  ---------------------

         (a) Preparation of Proxy Statement; S-4 Registration Statement; Valley Forge Shareholders Meeting and Registration Expenses.

                  (i) As promptly as reasonably practicable following the date of this Agreement, Valley Forge and Synergetics shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Proxy Statement/Prospectus") and Valley Forge shall prepare and file a registration statement on Form S-4 with respect to the issuance of the Synergetics Merger Consideration pursuant to this Agreement (the "Form S-4"). The Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Valley Forge's prospectus. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Valley Forge and Synergetics shall use reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as practicable after the date hereof and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Valley Forge shall, as promptly as practicable after receipt thereof, provide Synergetics copies of any written comments and advise Synergetics of any oral comments, with respect to the Proxy Statement/Prospectus received from the SEC and shall provide Synergetics with a reasonable opportunity to review and comment on any and all correspondence between Valley Forge or any of its representatives, on the one hand, and the SEC, or its staff or any other governmental officials, on the other hand, with respect to the Form S-4, the Proxy Statement/Prospectus or the Merger and will provide Synergetics with copies of any such correspondence. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a Party which are incorporated by reference in the Form S-4 or Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other Party or its business, financial condition or results of operations. Valley Forge will use reasonable best efforts to cause the Proxy Statements/Prospectus to be mailed to the Valley Forge stockholders, and Synergetics will use reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to the Synergetics' stockholders, in each case, as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act. Each Party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Valley Forge Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4.

                  (ii) Valley Forge and Synergetics shall take all lawful action to call, give notice of, convene and hold a meeting of their respective stockholders on a date as soon as reasonably practicable for the purpose of obtaining the Requisite Valley Forge Stockholder Approval, and the Requisite Synergetics Stockholder Approval with respect to the adoption of this Agreement and, with respect to Valley Forge, the Reincorporation. The Parties hereby agree to cause their respective Boards of Directors to recommend that their respective stockholders approve the Merger and, in the case of Valley Forge, the Reincorporation. The Parties further agree not to withdraw such recommendations unless such withdrawal is based primarily on a breach by the other Party of any representation, warranty or covenant contained in this Agreement.

         (b) Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, clearances, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, clearances, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals.

         (c) Fees and Expenses. Except as otherwise provided herein, whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such Expenses. Expenses incurred by either party in connection with the filing, printing and mailing of the Proxy Statement/Prospectus, shall be paid 50% by Valley Forge and 50% by Synergetics. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement/Prospectus, the Form S-4 and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

         (d) Directors' and Officers' Indemnification and Insurance. From and after the Effective Date, the Surviving Corporation and/or Valley Forge agrees that it will (i) indemnify and hold harmless, against any costs or expenses (including attorney's fees), judgments, fines, losses, claims damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors, officers and employees of Valley Forge (in all of their capacities) (a) to the same extent, respectively, such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Valley Forge pursuant to the Valley Forge certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Valley Forge and its Affiliates and (b) without limitation to clause (a), to the fullest extent permitted by law, in each case, for acts or omissions at or prior to the Effective Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby; excepting therefrom, however, acts of willful misconduct or gross negligence), (ii) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and bylaws for a period of three (3) years after the Effective Date, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses relative to same and (iii) cause to be maintained for a period of three (3) years after the Effective Date the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Valley Forge or the Surviving Corporation (provided that Synergetics (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Date (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby; excepting therefrom, however, acts of willful misconduct or gross negligence). The obligations of under this Section shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section applies without the consent of such affected indemnitee.

         (e) Public Announcements. Valley Forge and Synergetics shall use reasonable best efforts to develop a joint communications plan and each Party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Proxy Statement/Prospectus in accordance with the provisions of this Agreement, neither Valley Forge or Synergetics shall issue any press release or otherwise make any public statement or disclosure concerning the other Party or the other Party's business, financial condition or results of operations without the consent of the other Party, which consent shall not be unreasonably withheld or delayed.

         (f) Assignment of Malis Trademark. Prior to or contemporaneous with the Closing, Valley Forge will exercise its option in accordance with that certain Option Agreement, dated October 22, 2004, by and between Leonard Malis and Valley Forge attached hereto and made a part hereof as Exhibit "E", whereupon Leonard Malis shall, prior or contemporaneous with the Closing, assign and transfer all of his interest in and to the "Malis" trademarks/tradenames currently used by Valley Forge to Valley Forge or the MergerSub as well as rights to use the name "Malis" in connection with future medical instruments and products.

         (g) Supermajority Director Voting Requirements. Until the 12-month anniversary of the Closing Date, the following transactions with respect to Valley Forge and any and all Subsidiaries and Affiliates will require the affirmative vote of five (5) members of the New Synergetics Board of Directors:
(i) the issuance, authorization, or obligation to issue or authorize, any capital stock or instruments convertible or exercisable into capital stock, other than capital stock or instruments convertible or exercisable into capital stock which have been granted to employees in connection with the New Synergetics Stock Option Plan (a copy of the New Synergetics Stock Option Plan is attached hereto as Exhibit "J"); (ii) authorization or approval of any dividend (cash, stock or otherwise) or redemption rights, liquidation preferences, conversion rights, or voting rights with respect to any capital stock; (iii) amendments to the Certificate of Incorporation; (iv) redemption or repurchase any capital stock or instruments convertible or exercisable or exchangeable into capital stock; (v) effecting any merger, consolidation, change of control, or reorganization; (vi) adoption, amendment, restatement or modification of any employee stock plan or the terms of any benefit plans or the compensation of any executive officers; (vii) entering into any transaction or agreement with any New Synergetics shareholder or any such shareholder's Subsidiary or Affiliates; (viii) entering into any line of business other than the design, manufacture and sale of medical devices and instruments as those terms are defined by the FDA; (ix) effecting any acquisition of any business or material assets of any business; (x) incurring any material indebtedness in an amount more than $500,000 in excess of the indebtedness of the New Synergetics existing on the Effective Date; and (xi) changing any representation on any audit or compensation committee of the Board of Directors; provided, however, upon the death, disability or resignation of Robert Dick which creates a vacancy on either committee or in the event of his inability or unwillingness to serve on any such committee, Jerry L. Malis and the independent director nominated by Valley Forge and approved and elected in accordance with Section 2(d)(iv) hereof shall appoint an independent representative to serve on such committee for the remaining term; further provided that upon the death, disability or resignation of either Larry Cardinale or Juanita Hinshaw, which creates a vacancy on either committee, or in the event either is unable or unwilling to serve on any such committee, Gregg D. Scheller and Kurt W. Gampp, Jr. shall appoint an independent representative to serve on such committee for the remaining term.

         (h) Section 16 Matters. Valley Forge shall take all steps reasonably necessary to cause the issuance of Valley Forge Shares or other equity securities (including stock options and other derivative securities) of Valley Forge in connection with the Merger to each director or officer of Synergetics functioning as a director or officer of Valley Forge following the Merger to be exempt pursuant to Rule 16b-3 under the Exchange Act.

         (i) Nasdaq Listing. Valley Forge shall file such notifications or applications and take such other actions as may be required by the rules of The Nasdaq Stock Market, Inc. and any national securities exchange upon which the Valley Forge Shares are listed with respect to the Valley Forge Shares issuable pursuant to the transactions contemplated by this Agreement.

         (j) Affiliate Letters. Within 30 days following the date of this Agreement, Synergetics shall deliver to Valley Forge a letter identifying all known persons who may be deemed to be an affiliate of Synergetics under Rule 145 of the Securities Act. Synergetics shall use its reasonable best efforts to obtain a written agreement from each Person who may be so deemed as soon as practicable and, in any event, on or prior to the Effective Date, substantially in the form of Exhibit "F" hereto.

         (k) Access to Information. Subject to the applicable law, Synergetics shall afford to Valley Forge and its accountants, counsel, financial advisors and other representatives and Valley Forge shall afford to Synergetics and its accountants, counsel, financial advisors and other representatives full access during normal business hours with reasonable notice throughout the period prior to the Effective Date to all of their respective properties, books, contracts, commitments and records (including those of any Subsidiary) and, during such period, shall furnish promptly to one another such information concerning their respective businesses, properties and personnel as Valley Forge or Synergetics, as the case may be, shall reasonably request. Any investigation pursuant to this Section 7(k) shall be conducted in a manner which will not interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section 7(k) or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. The Parties hereto acknowledge that Valley Forge and Synergetics have previously executed a Confidentiality Agreement, dated as of July 11, 2003, which shall continue in full force and effect in accordance with its terms, except as expressly modified by this Agreement.

         8.       Conditions Precedent.
                  --------------------

         (a) Conditions Precedent to Each Party's Obligation to Effect the Merger. The respective obligations of Valley Forge, the MergerSub and Synergetics to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (i) Stockholder Approval. (A) Synergetics shall have obtained the Requisite Synergetics Stockholder Approval in connection with the adoption of this Agreement by the stockholders of Synergetics; and (B) Valley Forge shall have obtained the Requisite Valley Forge Stockholder Approval in connection with the adoption of this Agreement by the stockholders of Valley Forge.

                  (ii) No Injunctions or Restraints, Illegality. No laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other governmental entity of competent jurisdiction in the United States shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

                  (iii) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (iv) Governmental and Regulatory Approvals. All consents, clearances, approvals and actions of, filings with and notices to any governmental entity required of Valley Forge, the MergerSub or Synergetics in connection with the execution and delivery of this Agreement and the consummation of the Merger, the issuance of the Valley Forge Shares and the other transactions contemplated hereby shall have been made or obtained (as the case may be), except for those the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Valley Forge or the MergerSub, taken together after giving effect to the Merger.

         (b) Additional Conditions Precedent to the Obligations of Valley Forge and the MergerSub. The obligations of Valley Forge and the MergerSub to effect the Merger are subject to the satisfaction of, or waiver by Valley Forge, on or prior to the Closing Date of the following conditions:

                  (i) Representations and Warranties. Each of the representations and warranties of Synergetics set forth in this Agreement shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on Synergetics (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Material Adverse Effect for purposes of this
Section 8(b)(i)), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Valley Forge shall have received a certificate of the chief executive officer of Synergetics to such effect.

                  (ii) Performance of Obligations of Synergetics. Synergetics shall have materially performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Valley Forge shall have received a certificate of the chief executive officer of Synergetics to such effect.

                  (iii) Employee Benefit Plans. Synergetics shall have delivered evidence reasonably satisfactory to Valley Forge and MergerSub that all employee benefit plans of Synergetics, including, without limitation, its 401(k) plan, has been maintained in compliance in all material respects with all applicable laws.

                  (iv) Title Policy. The Declaration of Restrictions set forth in the title insurance policy issued in connection with Synergetics'

Missouri Property shall not interfere in any material way with Synergetics' use or proposed use or occupation of such property.

                  (v) Tax Benefits Related to Industrial Revenue Bonds. The consummation of the Merger shall not adversely affect in any material respect any of the tax benefits available to Synergetics immediately prior to the Closing with respect to the industrial revenue bonds issued in connection with the building and development of the Missouri Property.

                  (vi) Litigation. Valley Forge shall have determined, in its reasonable discretion, that the litigation matters set forth in Section 4(u) of the Synergetics Disclosure Binder would not reasonably be expected to have a Material Adverse Effect on Synergetics or, subsequent to the Closing, New Synergetics.

                  (vii) No Material Change. Synergetics shall not have suffered from the date of this Agreement any change that would reasonably be expected to have a Material Adverse Effect on Synergetics, and Valley Forge shall have received a certificate of the chief executive officer of Synergetics to such effect.

         (c) Additional Conditions Precedent to the Obligations of Synergetics. The obligations of Synergetics to effect the Merger are subject to the satisfaction of, or waiver by Synergetics, on or prior to the Closing Date of the following conditions:

                  (i) Representations and Warranties. Each of the representations and warranties of Valley Forge and the MergerSub set forth in this Agreement shall be true and correct, except where the failure to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect on Valley Forge or the MergerSub (it being agreed that any materiality qualifications in particular representations and warranties shall be disregarded in determining whether any such inaccuracies would have a Material Adverse Effect for purposes of this Section 8(c)(i)), in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date), and Synergetics shall have received a certificate of the chief executive officer of Valley Forge to such effect.

                  (ii) Performance of Obligations of Valley Forge and the MergerSub. Valley Forge and the MergerSub shall have materially performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Synergetics shall have received a certificate of the chief executive officer of Valley Forge to such effect.

                  (iii) Employee Benefit Plans. Valley Forge shall have delivered evidence reasonably satisfactory to Synergetics that all employee benefit plans of Valley Forge, including, without limitation, its 401(k) plan, has been maintained in compliance in all material respects with all applicable laws.

                  (iv) Assignment of "Malis Trademark". Valley Forge shall have delivered evidence reasonably satisfactory to Synergetics that the "Malis" trademark has been properly assigned and transferred to Valley Forge.

                  (v) Final Order. Valley Forge shall have delivered to Synergetics a final non-appealable order from the Superior Court, County of Maricopa, State of Arizona, approving that certain Settlement and Release Agreement entered into in connection with the matter Turner v. Valley Forge Scientific, et. al., Court Action No. CV2002-100791.

                  (vi) No Material Change. Valley Forge shall not have suffered from the date of this Agreement any change that would reasonably be expected to have a Material Adverse Effect on Valley Forge, and Synergetics shall have received a certificate of the chief executive officer of Valley Forge to such effect.

                  (vii) Tax Opinion. Synergetics shall have received a written opinion from counsel of its choice, in form and substance reasonably satisfactory to it, to the effect that the Merger will constitute a tax-free reorganization within the meaning of Section 368(a) of the Code and such opinion shall not have been withdrawn. The Parties to this Agreement agree to make such reasonable representations as requested by such counsel for the purpose of rendering such opinion.

                  (viii) New Directors. The slate of directors of New Synergetics as described in Section 2(d)(iv) hereof shall have been properly elected by the stockholders of Valley Forge and the Board shall have established and elected the following independent members to the following committees: (i) the New Synergetics Audit Committee shall consist of Juanita H. Hinshaw, Robert Dick and Larry Cardinale; (ii) the New Synergetics Compensation Committee shall consist of Juanita H. Hinshaw, Robert Dick and Larry Cardinale; and (iii) the New Synergetics Nominating Committee shall consist of Juanita H. Hinshaw, Robert Dick and Larry Cardinale.

                  (ix) Listing of Additional Shares. Valley Forge shall, if required by the Rules of The Nasdaq Stock Market, file with The Nasdaq Stock Market a Notification Form for Listing Additional Shares with respect to Valley Forge Shares issuable in connection with the Merger.

         9.       Items to be Delivered at Closing.
                  --------------------------------

         (a) Items to be Delivered by Synergetics. As a condition to the Merger, Synergetics shall have delivered at or prior to the Closing Date:

                  (i) a bring-down certificate, certifying that the Synergetics Disclosure Binder and all written statement (including all Synergetics Financial Statements), exhibit, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date, as if made at the Closing and as of the Closing Date;

                  (ii) Synergetics shall have delivered to Valley Forge and the MergerSub a certificate to the effect that each of the conditions specified above in Section 8(a)(i), (ii) and (iv) are satisfied in all respects;

                  (iii) Synergetics shall have delivered to Valley Forge and the MergerSub a certificate to the effect that each of the conditions specified above in Section 8(b)(i), (ii) and (iii) is satisfied in all respects;

                  (iv) Synergetics shall have delivered to Valley Forge and the MergerSub a duly executed original copy of the Certificate of Merger

                  (v) Synergetics shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

                  (vi) Synergetics shall have procured and delivered to Valley Forge all of necessary third party consents, authorizations, and approvals required pursuant to this Agreement;

                  (vii) Synergetics and/or certain of the Synergetics shareholders, as the case may be, shall have entered into (A) the Shareholders' Agreement; (B) those certain Employment Agreements with Jerry L. Malis, Gregg D. Scheller and Kurt W. Gampp, Jr. in form and substance set forth in Exhibit "G" and the same shall be in full force and effect; and (C) the Synergetics Voting Agreement;

                  (viii) the MergerSub and Valley Forge shall have received from counsel to Synergetics, an opinion dated the Closing Date, addressed to the MergerSub and Valley Forge in form and substance satisfactory to the MergerSub, Valley Forge and counsel in accordance Exhibit "H"; and

                  (ix) a Subordination, Non-Disturbance and Attornment Agreement, in a form reasonably acceptable to Valley Forge, from the holders of any and all mortgages on the Missouri Property.

         (b) Items to be Delivered by Valley Forge and/or the MergerSub. Valley Forge and/or the MergerSub shall deliver at or prior to the Closing on the date hereof:

                  (i) a bring-down certificate, certifying that the Valley Forge Disclosure Binder and all written statement (including all Valley Forge Financial Statements), exhibit, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Closing Date, as if made at the Closing and as of the Closing Date;

                  (ii) Valley Forge shall have delivered to Synergetics a certificate to the effect that each of the conditions specified above in Section 8(a)(i), (ii), (iii) and (iv) are satisfied in all respects;

                  (iii) Valley Forge shall have delivered to Synergetics a certificate to the effect that each of the conditions specified above in Section 8(c)(i), (ii) and (iii) is satisfied in all respects;

                  (iv) Valley Forge shall have delivered to Synergetics a duly executed original copy of the Certificate of Merger;

                  (v) Valley Forge shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

                  (vi) Valley Forge shall have procured and delivered to Synergetics all of necessary third party consents, authorizations, and approvals required pursuant to this Agreement;

                  (vii) Valley Forge, the MergerSub and the principal stockholders of Valley Forge, as the case may be, shall have entered into (A) the Shareholders' Agreement; (B) those certain Employment Agreements with Jerry
L. Malis, Gregg D. Scheller and Kurt W. Gampp, Jr. in form and substance set forth in Exhibit "G"; and (C) the Valley Forge Voting Agreement;

                  (viii) Synergetics shall have received from counsel to the MergerSub and Valley Forge, an opinion dated the Closing Date, addressed to Synergetics in form and substance satisfactory to Synergetics and counsel in accordance with Exhibit "I"; and

                  (ix) an estoppel certificate executed by Leonard Malis in connection with the assumption of the "Malis" trademark in a form reasonably acceptable to Synergetics.

         10.      Break-up Fee.
                  ------------

         (a) Fee Payable to Valley Forge. In the event this Agreement is terminated by Valley Forge (i) pursuant to Section 11(c)(i) or (iii), or (ii) in the event the Synergetics Board of Directors withdraws its recommendation to Synergetics shareholders to approve the Merger (unless such withdrawal is based primarily on a breach by Valley Forge or MergerSub of any representation, warranty or covenant contained in this Agreement), Synergetics shall pay, as liquidated damages and not as a penalty, a break-up fee in the amount of One Million Dollars ($1,000,000).

         (b) Fee Payable to Synergetics. In the event this Agreement is terminated by Synergetics (i) pursuant to Section 11(d)(i) or (iii), or (ii) in the event the Valley Forge Board of Directors withdraws its recommendations to Valley Forge shareholders to approve the Merger (unless such withdrawal is based primarily on a breach by Synergetics of any representation, warranty or covenant contained in this Agreement), Valley Forge shall pay, as liquidated damages and not as a penalty, a break-up fee in the amount of One Million Dollars ($1,000,000).

         (c) Exclusive Remedy. In the event one of the Parties hereto terminates this Agreement for reasons set forth in Section 10(a) or 10(b) above, the rights and remedies set forth in this Section 10 shall be the sole and exclusive rights and remedies of the other Party hereto with respect to the matters referred to in this Section 10.

         11. Termination. This Agreement may be terminated at any time prior to the Closing Date as follows:

         (a) by the written agreement of MergerSub, Valley Forge and Synergetics;

         (b) by either MergerSub and Valley Forge or Synergetics by written notice to the other Parties if the transactions contemplated hereby shall not have been consummated pursuant hereto by 5:00 p.m. CST on September 30, 2005, unless such date shall be extended by mutual written consent of MergerSub, Valley Forge and Synergetics, provided that no party may give such notice if its breach of this Agreement has precluded the consummation of the transactions contemplated by this Agreement;

         (c) by MergerSub and Valley Forge by written notice to Synergetics if (i) the representations and warranties of Synergetics shall not have been true and correct in all respects (in the case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, or (ii) any of the conditions set forth in Section 8(a), 8(b) or 9(a) shall not have been, or if it becomes apparent that any of such conditions will not be fulfilled by 5:00 p.m. CST on September 30, 2005, unless such failure shall be due to the failure of MergerSub or Valley Forge to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing, or (iii) Synergetics fails to perform or comply with any material covenant or agreement contained herein and such failure is not cured within thirty (30) days of such written notice; or

         (d) by Synergetics by written notice to the other parties if (i) the representations and warranties of Merger Sub or Valley Forge shall not have been true and correct in all respects (in the case of a representation or warranty containing a materiality qualification) or in all material respects (in the case of a representation or warranty without a materiality qualification) as of the date when made, or (ii) any of the conditions set forth in Section 8(a), 8(c) or 9(b) shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. CST on September 30, 2005, unless such failure shall be due to the failure of Synergetics to perform or comply with any of the covenants, agreements or conditions to be performed or complied with by them prior to the Closing, or (iii) Valley Forge or MergerSub fails to perform or comply with any material covenant or Agreement contained herein and such failure is not cured within thirty (30) days of such notice.

         (e)      In the event of the termination of this Agreement pursuant to
Section 11, this Agreement shall become void, without any liability to any party in respect hereof or of the transaction contemplated hereby on the part of any party hereto, or any of its directors, officers, employees agents, consultants, representatives, advisers, shareholders or Affiliates except as specified in
Section 10 and except for any liability resulting from such party's breach of this Agreement.

         12.      Miscellaneous.
                  -------------

         (a) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (b) Entire Agreement. This Agreement, together with the Exhibits and the Valley Forge Disclosure Binder and Synergetics Disclosure Binder, to be delivered pursuant hereto, constitute the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral.

         (c) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its or his rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the MergerSub may
(i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which case the MergerSub nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Synergetics:

Gregg D. Scheller
CEO
Synergetics, Inc.
3845 Corporate Center Drive
St. Charles, Missouri 63304
636.939.5100 (p)
636.939.6885 (f)

With a copy to:

Robert Guest, Esquire
Benson & Guest LLP
635 Maryville Centre Drive, Suite 221
St. Louis, Missouri  63141
314.576.2800 (p)
314.469.7806 (f)

And

David W. Braswell, Esquire
Armstrong Teasdale LLP
One Metropolitan Square, Suite 2600
St. Louis, Missouri 63102
314.621.5070 (p)
314.612.2229 (f)

If to the MergerSub, or Valley Forge:

Jerry L. Malis
President and CEO
Valley Forge Scientific Corp.
136 Green Tree Road - Suite 100
P.O. Box 1179
Oaks, PA 19456-1179
610-666-6500 (p)
610-666-7565 (f)

With a copy to:

Russell U. Schenkman, Esquire
Schenkman, Jennings & Howard
13 Roszel Road, Suite C-225
Princeton, NJ 08540
609-452-0110 (o)
609-799-1555 (f)

And

Matthew H. Lubart, Esquire
Fox Rothschild LLP
997 Lenox Drive, Building #3
Lawrenceville, New Jersey 08648
609.895.6749 (p)
609.896.1469 (f)

Any Party may change or supplement the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered to such Party by giving the other Parties notice in the manner herein set forth.

         (g) Governing Law. This Agreement shall be governed by, construed and interpreted in accordance with the domestic laws of the State of Delaware and the Federal law of the United States of America, where applicable, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

         (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (j) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

         (k) Incorporation of Exhibits and Schedules. The Exhibits, Valley Forge Disclosure Binder and Synergetics Disclosure Binder identified in this Agreement are incorporated herein by reference and made a part hereof.

         (l) Arbitration. All claims, demands, disputes, controversies, differences or misunderstandings between or among the Parties hereto shall be settled by arbitration in Chicago, Illinois in accordance with the American Arbitration Association Rules for Commercial Arbitration then applying. Any dispute involving $1,000,000 or more shall be decided by three independent and impartial arbitrators, one of whom shall be appointed by the Synergetics, one of whom shall be appointed by the Valley Forge and one of whom shall be appointed jointly by the two other arbitrators. Any determination rendered in such proceeding shall be binding and conclusive upon the Parties hereto and judgment thereon may be entered in any court having jurisdiction thereof. The Parties hereto agree that arbitration shall be the sole and exclusive remedy of the Parties with respect to any such matter for which arbitration is required hereunder. The prevailing party or parties shall be entitled to recover reasonable attorneys' fees and all other expenses incurred in connection with any arbitration or legal proceeding, in addition to any other relief to which such party or parties may be entitled. Attorneys' fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party. The terms of this section shall survive the Closing.

         (m) Future Assurances. At any time and from time to time from and after Closing, upon the request of any Party, the MergerSub, Valley Forge and Synergetics, as appropriate, will do, execute, acknowledge and deliver, or cause to be delivered, all such further acts, deeds, bills of sale, assignments, conveyances, powers of attorney and other documents as may reasonably be required to carry out the provisions of this Agreement.

                            [Signature page follows]

         IN WITNESS WHEREOF, the Parties hereto have executed, or caused their duly authorized officers to execute, this Agreement on the date first above written.


                                       VALLEY FORGE SCIENTIFIC CORP.

                                       By: /s/ JERRY L. MALIS
                                           -------------------------------------
                                           Name:  Jerry L. Malis
                                           Title: President


                                       SYNERGETICS ACQUISITION CORPORATION

                                       By: /s/ JERRY L. MALIS
                                           -------------------------------------
                                           Name:  Jerry L. Malis
                                           Title: President


                                       SYNERGETICS, INC.

                                       By: /s/ GREGG D. SCHELLER
                                           -------------------------------------
                                           Name:  Gregg D. Scheller
                                           Title: President

                [Signature Page to Agreement and Plan of Merger]